Exhibit 10.2

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

Entered into as of January 12, 2009

among

APEX SILVER MINES LIMITED,

APEX LUXEMBOURG S.À R.L.,

APEX SILVER MINES SWEDEN AB,

APEX SILVER MINES CORPORATION,

ASC BOLIVIA LDC, SUCURSAL BOLIVIA, THE BOLIVIAN

BRANCH OF ASC BOLIVIA LDC,

SUMITOMO CORPORATION

AND

SC MINERALS AKTIEBOLAG

i

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Annexes/Exhibits/Schedules

Annex I — Defined Terms

Exhibit A — Intentionally Deleted
Exhibit B — Form of AMM Assignment Agreement
Exhibit C — Form of Bill of Sale
Exhibit D — Form of Assignment and Assumption Agreement
Exhibit E — Intentionally Deleted
Exhibit F — Form of Reorganized Apex Parent Guaranty
Exhibit G — Form of Management Services Agreement

Schedule A — Apex Disclosure Schedule
Schedule B — Sumitomo Disclosure Schedule
Schedule C — Shareholder Loans
Schedule D — Assumed Liabilities
Schedule E — Company Agreements
Schedule F — Apex Reimbursable Expenditures

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement is entered into as of January 12, 2009, by and among:

APEX SILVER MINES LIMITED, an exempted company limited by shares organized and existing under the Laws of the Cayman Islands, British West Indies (“Apex”), with its registered office at Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands, British West Indies;

APEX LUXEMBOURG S.À R.L., a société à responsabilité limitée organized and existing under the Laws of the Grand Duchy of Luxembourg (“Apex Luxembourg”), with its registered office at 13, avenue de la Liberté, L-1931 Luxembourg, registered with the Luxembourg Register of Commerce (Registre de Commerce et des Sociétés du Grand-Duché de Luxembourg) under number B 110 956 and with a capital amount of US$21,516,960.00;

APEX SILVER MINES SWEDEN AB, organization number 556681-9586, a privat aktiebolag organized and existing under the Laws of the Kingdom of Sweden (“Apex Sweden”), with its registered office at c/o Anders Sköldberg, Ernst & Young AB, 401 82 Göteborg, Sweden;

APEX SILVER MINES CORPORATION, a Delaware corporation (“Service Company”), having its principal place of business at 1700 Lincoln Street, Suite 3050, Denver, Colorado 80203, U.S.A.;

ASC BOLIVIA LDC, SUCURSAL BOLIVIA, the branch, existing under the Laws of Bolivia, with domicile at Calle Campos N° 265, La Paz, Bolivia and with register of commerce number 13931, of ASC Bolivia LDC, an exempted limited duration company organized under the Laws of the Cayman Islands, British West Indies (“ASC Bolivia”), with its registered office at Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands, British West Indies;

SUMITOMO CORPORATION, a corporation organized and existing under the Laws of Japan (“Sumitomo”), with its headquarters at 8-11, Harumi, Chuo-ku, Tokyo 104-8610, Japan; and

SC MINERALS AKTIEBOLAG, organization number 556702-1083, a privat aktiebolag organized and existing under the Laws of the Kingdom of Sweden (“SC Minerals”), with its registered office at c/o Ernst & Young AB, 401 82 Göteborg, Sweden.

Apex, Apex Luxembourg, Apex Sweden, Service Company and ASC Bolivia are sometimes referred to individually as a “Seller” and collectively as the “Sellers”, and any Sumitomo Affiliate that Sumitomo designates as a purchaser of the Purchased Properties are sometimes referred to individually as an “SC Designated Purchaser” and collectively, together with Sumitomo and SC Minerals, the “Purchasers”.  The Sellers, as a group, and the Purchasers, as a group, are sometimes referred to herein as a “Party” and both groups collectively as the

“Parties.”  Capitalized terms used and not otherwise defined in this Agreement have the respective meanings ascribed thereto in Annex I.

RECITALS

A.                                   Each of Apex Sweden and Apex Luxembourg own, beneficially and of record, shares which together represent sixty-five percent (65%) of the issued and outstanding share capital of Minera San Cristóbal S.A., a sociedad anónima organized under the Laws of Bolivia (“MSC”), with domicile at the city of Potosí, Bolivia, with register of commerce number 13681.

B.                                     Apex Sweden owns, beneficially and of record, one quota representing sixty-five (65%) of the issued and outstanding capital of Apex Metals Marketing GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Switzerland (“AMM”), with its seat in Zug, Canton of Zug, Switzerland and with a registered address of Bahnofstrasse 10, 6300 Zug, Switzerland.

C.                                     Apex Sweden is the holder of those certain shareholder loans made to MSC, dated as of the dates, in the original principal amounts and made by the persons specified in Schedule C, of which US$293,150,378 in aggregate principal amount and US$22,306,605.09 in accrued interest is outstanding on the date hereof and any shareholder loans made by Apex or its Affiliates following the date hereof (the “Shareholder Loans”).

D.                                    Under the 2006 Management Services Agreement, there remain certain Deferred Management Fee Obligations due and owing by MSC to Service Company.

E.                                      Apex and certain Apex Affiliates own the Other MSC Obligations to Apex.

F.                                      ASC Bolivia owns, beneficially and of record, the ASC Bolivia Assets.

G.                                     MSC owns and is operating the San Cristóbal silver, zinc, and lead mine in Bolivia.

H.                                    The Sellers desire to sell to the Purchasers, and the Purchasers desire to purchase from the Sellers, the Purchased Properties, in consideration for, among other things, the Cash Purchase Price.

I.                                         Apex and Service Company intend to file voluntary petitions for relief under Chapter 11 of the Bankruptcy Code (the “Bankruptcy Case”) in the United States Bankruptcy Court for the Southern District of New York.

J.                                        In connection with the Bankruptcy Case, Apex and Service Company intend to file a joint Chapter 11 plan of reorganization (the “Plan”) pursuant to which Apex and Service Company intend to seek Bankruptcy Court approval of this Agreement, the transactions and releases contemplated hereunder, and authority to perform all of their obligations under this Agreement and the other Transaction Documents.

K.                                    In connection with the Transactions, Sumitomo shall designate prior to the Closing the SC Designated Purchasers to purchase the Purchased Properties.

L.                                      In connection with their purchase of the Purchased Properties, the Purchasers shall assume certain liabilities of the Sellers.

AGREEMENT

In consideration of the mutual promises, covenants, and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
PURCHASE AND SALE; CLOSING

Section 1.1                                      Purchase and Sale.  On and subject to the terms and conditions of this Agreement, and for the consideration specified in Section 1.2 and for the assumption of the Assumed Liabilities:

(a)                                  MSC Acquired Shares.  Sumitomo agrees to cause one or more SC Designated Purchasers to purchase from Apex Sweden and Apex Luxembourg, and Apex Sweden and Apex Luxembourg agree to sell, transfer, assign, convey, and deliver to such SC Designated Purchasers, all their right, title, and interest in and to shares of MSC representing sixty-five (65%) of the issued and outstanding shares of MSC as of the Closing, including any and all present, future and contingent patrimonial rights and obligations related thereto, such as reserves, contributions pending capitalization, global adjustments of equity and the like, with no exception (the “MSC Acquired Shares”), free and clear of all Liens and Restrictions, other than Liens or Restrictions (i) created by this Agreement, (ii) imposed by applicable Law or the Governing Documents of MSC generally on all shares of MSC, (iii) under the MSC Shareholders Agreement or (iv) existing under the Financing Documents;

(b)                                 AMM Acquired Quota.  Sumitomo agrees to cause one or more SC Designated Purchasers to purchase from Apex Sweden and Apex Sweden agrees to sell, transfer, assign, convey and deliver to such SC Designated Purchaser(s) all of its right, title and interest in and to one quota of AMM representing sixty-five (65%) of the issued and outstanding capital of AMM (the “AMM Acquired Quota”) free and clear of all Liens and Restrictions, other than (i) Liens and Restrictions created by this Agreement, (ii) imposed by Applicable Law or the Governing Documents of AMM generally on all quotas of AMM, (iii) under the AMM Quotaholders Agreement or (iv) existing under the Financing Documents;

(c)                                  Shareholder Loans.  Sumitomo agrees to cause one or more SC Designated Purchasers to purchase from Apex Sweden and Apex Sweden agrees to sell, transfer,

assign, convey and deliver to such SC Designated Purchaser(s) all of its right, title and interest in and to the Shareholder Loans free and clear of all Liens and Restrictions, other than Liens and Restrictions (i) created by this Agreement, (ii) imposed by applicable Law or the Governing Documents of MSC generally on all loans from its shareholders, (iii) under the MSC Shareholders Agreement or (iv) existing under the Financing Documents;

(d)                                 Deferred Management Fee Obligations.  Sumitomo agrees to cause one or more SC Designated Purchasers to purchase from Service Company and Service Company agrees to sell, transfer, assign, convey and deliver to such SC Designated Purchaser(s) all of its right, title and interest in and to the Deferred Management Fee Obligations free and clear of all Liens and Restrictions other than Liens and Restrictions (i) created by this Agreement, (ii) imposed by applicable Law or (iii) existing under the Financing Documents;

(e)                                  Other MSC Obligations to Apex.  Sumitomo agrees to cause one or more SC Designated Purchasers to purchase from Apex and the applicable Apex Affiliates, and Apex agrees, and agrees to cause each of its applicable Apex Affiliates, to sell, transfer, assign, convey and deliver to such SC Designated Purchaser(s) all of its and their respective right, title and interest in and to the Other MSC Obligations to Apex free and clear of all Liens and Restrictions other than Liens and Restrictions (i) created by this Agreement, (ii) imposed by applicable Law or (iii) existing under the Financing Documents;

(f)                                    ASC Bolivia Assets. Sumitomo agrees to cause one or more SC Designated Purchasers to purchase from ASC Bolivia and ASC Bolivia agrees to sell, transfer, assign, convey to such SC Designated Purchaser(s) all of ASC Bolivia’s right, title and interest in and to the ASC Bolivia Assets free and clear of all Liens and Restrictions other than Liens and Restrictions (i) created by this Agreement, (ii) imposed by applicable Law or (iii) existing under the Financing Documents.

(g)                                 Assumed Liabilities.  At the Closing, the Sellers shall assign, and one or more SC Designated Purchasers determined and notified to Apex by Sumitomo shall assume, only the Assumed Liabilities set forth on Schedule D (the “Assumed Liabilities”); and

(h)                                 Excluded Liabilities. Except for the Assumed Liabilities, the Purchasers shall not assume and shall not be liable or responsible for any Losses of, or claimed against, the Sellers or any Apex Affiliate (collectively, the “Excluded Liabilities”).

Section 1.2                                      Purchase Price.  On the terms and subject to the conditions of this Agreement, at the Closing, as partial consideration for the Purchased Properties, Sumitomo, on behalf of the Purchasers, will pay or cause to be paid to the Sellers an aggregate amount equal to US$27,500,000.00 (the “Cash Purchase Price”) by wire transfer of immediately available US$ funds to such account or accounts and in such amounts, as Apex has specified in writing to Sumitomo prior to the Closing.

Section 1.3                                      Intentionally Deleted.

Section 1.4                                      Allocation of Cash Purchase Price.  As soon as practicable after the Closing, the Purchasers shall provide to the Sellers for the Sellers’ review and approval (which approval shall not be unreasonably delayed, conditioned or withheld) a proposed allocation of the Purchase Price among the Purchased Properties for all purposes (including financial accounting and Tax purposes); provided that such allocations are consistent with Law (including financial reporting and Tax Law).  The Parties covenant and agree that (a) such allocation will be determined in an arm’s length negotiation and none of the Parties shall take a position on any financial statements or Tax Return that is inconsistent with such allocation without the prior written consent of the other Parties or unless specifically required pursuant to a determination by an applicable Tax Authority; (b) they shall cooperate with each other in connection with the preparation, execution, and filing of all Tax Returns related to such allocation; and (c) they shall promptly advise each other in writing regarding the existence of any tax audit, controversy, or litigation related to such allocation.

Section 1.5                                      Closing.  The closing of the Transactions contemplated by this Agreement (the “Closing”) shall occur at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, at a time and date to be specified by the Parties, which will be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.2 in accordance with this Agreement, or at such other location, time and date as the Parties agree in writing (the “Closing Date”).

Section 1.6                                      Closing Deliveries.

(a)                                  Apex Closing Deliveries.  At the Closing, the Sellers shall deliver (or, as specified herein, shall have made available) to the Purchasers:

(i)                                     (A) two or more original certificates evidencing the MSC Acquired Shares, duly endorsed by Apex Sweden or Apex Luxembourg, as applicable, to the applicable SC Designated Purchasers, together with a copy of the shareholders’ register of MSC evidencing that such SC Designated Purchasers have been duly registered and entered therein as holders of the MSC Acquired Shares, certified by the Secretary of the Board of Directors of MSC, (B) a copy of the powers of attorney of the representative of Apex Sweden and Apex Luxembourg with sufficient evidence of authority to sell, transfer and endorse the MSC Acquired Shares; and (C) a certificate issued by the President and Secretary of the Board of Directors of MSC and one of its Sindicos, certifying that as of the date of such registration there are no registered liens, pledges, claims by third parties or similar, nor any other restrictions or limitations to transfer of the MSC Acquired Shares other than Liens or Restrictions (A) created by this Agreement, (B) imposed by applicable Law or by the Governing Documents of MSC generally on all shares of MSC, (C) under the MSC Shareholders Agreement or (D) existing under the Financing Documents; in respect of the share certificates of the MSC Acquired Shares referred to above the endorsement must be in form and content reflecting all required formalities in respect of any prior endorsements that will enable the proper registration of the MSC Acquired Shares with the shareholders’ register of MSC, including

“endorsements in return”, and new endorsements, including, to the extent applicable, guarantee endorsements pursuant to the Financing Documents as may have been modified and/or having to be properly modified;

(ii)                                  (A) a copy of the quotaholders’ register of AMM evidencing that the applicable SC Designated Purchaser(s) has been entered therein as a holder of the AMM Acquired Quota; (B) an executed copy of the assignment agreement in substantially the form attached hereto as Exhibit B (the Parties hereby agree that such assignment agreement shall only be used for the purposes of registering the SC Designated Purchaser(s) in the commercial register, and the interpretation, rights and obligations of each party to the assignment agreement shall be exclusively governed by this Agreement); and (C) a copy of the quotaholders’ resolution consenting to the sale of the AMM Acquired Quota and confirming its compliance with the terms and conditions of the AMM Quotaholders Agreement;

(iii)                               appropriate instruments evidencing the transfer to the applicable SC Designated Purchaser(s) of all Shareholder Loans duly endorsed by Apex Sweden, in form and substance reasonably satisfactory to such SC Designated Purchaser(s);

(iv)                              appropriate instruments evidencing the assignment to the applicable  SC Designated Purchaser(s) of the Deferred Management Fee Obligations duly executed by the Service Company, in form and substance reasonably satisfactory to such SC Designated Purchaser(s);

(v)                                 appropriate instruments evidencing the assignment to the applicable SC Designated Purchaser(s) of the Other MSC Obligations to Apex duly executed by Apex and the applicable Apex Affiliates, in form and substance reasonably satisfactory to such SC Designated Purchaser(s);

(vi)                              counterparts of the termination and releases, in form and substance reasonably satisfactory to the Parties, evidencing the termination of the agreements listed on Schedule E attached hereto (the “Company Agreements”), effective as of the Closing Date.

(vii)                           the various certificates, instruments, and documents referred to in Section 6.1;

(viii)                        Intentionally Deleted;

(ix)                                the Reorganized Apex Parent Guaranty, duly executed by Reorganized Apex;

(x)                                   written letters of resignation and releases from all claims and rights from each Apex appointed or elected director to the Board of Directors of MSC and from each Apex elected sindico to be effective immediately following the Closing;

(xi)                                written letters of resignation and releases from all claims and rights from each Apex appointed or elected director or officer or any person holding such equivalent position of AMM to be effective immediately following the Closing;

(xii)                             written letters of resignation and release addressed to the Board of Directors of MSC from each individual, whether a member of the Board of Directors of MSC or not, who has received upon a decision of the Board of Directors of MSC general management powers of attorney;

(xiii)                          management powers of attorney of all special powers of attorney for any purposes granted either by resolution of MSC’s board of directors or by delegation or otherwise of any attorney in fact based on the authority granted upon it shall have been made available and, if requested, delivered to the Purchasers’ Bolivian counsel;

(xiv)                         General Assignment and Bill of Sale(s) covering all of the applicable Purchased Properties, substantially in the form attached hereto as Exhibit C;

(xv)                            instruments evidencing the discharge and release of MSC and AMM, their Affiliates and respective principals, employees, agents, officers, directors, sindicos, shareholders and professionals, of all liability to Reorganized Apex, the Sellers and every Apex Affiliate relating to or arising our of any and all Causes of Action of any nature whatsoever arising prior to the Closing Date or as a result thereof except for the Deferred Management Fee Obligations and Other MSC Obligations to Apex, to the extent such Deferred Management Fee Obligations and Other MSC Obligations to Apex are sold to the Purchasers pursuant to this Agreement, and except for any liabilities under the Transaction Documents;

(xvi)                         instruments evidencing the discharge and release of the Purchasers and every Sumitomo Affiliate and their respective principals, employees, agents, officers, directors, sindicos, shareholders and professionals, of all liability to the Sellers and every Apex Affiliate relating to or arising out of any and all Causes of Action of any nature whatsoever, arising prior to the Closing Date or as a result thereof except for liabilities arising under this Agreement and the Transaction Documents;

(xvii)                      a copy of the order entered by the Bankruptcy Court confirming the Plan (the “Confirmation Order”), which Plan and Confirmation Order shall be in form and substance reasonably satisfactory to Sumitomo and shall, among other things, (i) approve this Agreement, the other Transaction Documents and the transactions contemplated hereunder in their entirety, (ii) authorize Apex and Service Company to enter into this Agreement and the other Transaction Documents and perform their obligations thereunder, including the sale of the Purchased Assets free and clear of all Liens, claims and encumbrances in accordance with this Agreement and, where applicable, Section 363(f) of the Bankruptcy Code, and (iii) provide for and approve a general release by Apex and Service Company, and Apex’s and Service Company’s creditors and interest holders of any Cause of Action, to the fullest extent permitted by applicable law, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the effective date of the Plan against (a) Sumitomo, (b) any of Sumitomo’s current and former directors, officers, employees, agents, members, shareholders and professionals, and (c) with respect to each of the foregoing, their respective Affiliates;

(xviii)                   Assignment and Assumption Agreement(s), covering all of the Material Contracts and Assumed Liabilities, substantially in the form attached hereto as Exhibit D, duly executed by the relevant Apex Affiliates; and

(xix)                           such other documents and instruments as Sumitomo has reasonably requested.

(b)                                 Sumitomo Closing Deliveries.  At the Closing, the Purchasers shall deliver to the Sellers:

(i)                                     the Cash Purchase Price;

(ii)                                  the Sumitomo guaranty, substantially in the form set forth as Exhibit A to the Management Services Agreement, duly executed by Sumitomo;

(iii)                               Assignment and Assumption Agreement(s), covering all of the Material Contracts and Assumed Liabilities, substantially in the form attached hereto as Exhibit D, duly executed by the relevant SC Designated Purchasers;

(iv)                              counterparts of the termination and releases, in form and substance reasonably satisfactory to Apex, evidencing the termination of the Company Agreements, effective as of the Closing Date;

(v)                                 the various certificates, instruments, and documents referred to in Section 6.2;

(vi)                              instruments evidencing the discharge and release of the Sellers and every Apex Affiliate and their respective principals, employees, agents, officers and directors, sindicos, shareholders and professionals, of all liability to the Purchasers and every Sumitomo Affiliate relating to or arising our of any and all Causes of Action of any nature whatsoever, arising prior to the Closing Date or as a result thereof except for liabilities arising under this Agreement and the Transaction Documents; and

(vii)                           such other documents and instruments as Apex has reasonably requested.

ARTICLE II
TRANSACTION REPRESENTATIONS AND WARRANTIES

Section 2.1                                      Apex’s Representations and Warranties.  The Sellers, jointly and severally, represent and warrant to the Purchasers that the statements contained in this Section 2.1 are true, correct, and complete as of the date of this Agreement and as of the Closing Date (except to the extent any such representation and warranty specifically speaks as of a different date).

(a)                                  Organization.  Apex and each Seller is duly organized, validly existing, and, to the extent applicable in its jurisdiction of organization, in good standing, under the Laws of its jurisdiction of organization.

(b)                                 Power and Authority.  Apex and each Seller has all requisite corporate or other Entity power and authority to enter into, and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and the execution and delivery by Apex and each Seller of this Agreement and the other Transaction Documents to which it is a party, and the performance by Apex and such Seller of its obligations under such of this Agreement and the other Transaction Documents to which it is a party, have been duly authorized by all requisite corporate or other Entity action.

(c)                                  Validity.  This Agreement and the other Transaction Documents to which Apex and each Seller is a party have been duly executed and delivered by Apex and/or each Seller which is a party thereto, and assuming the due execution and delivery by the Purchasers, such of this Agreement and the other Transaction Documents to which Apex and each Seller is a party shall constitute Apex’s and such Seller’s legal, valid, and binding obligation, enforceable against Apex and such Seller in accordance with its terms, except as such enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws affecting creditors’ rights generally.

(d)                                 Consents.  Except as set forth in Section 2.1(d) of the Apex Disclosure Schedule (the “Apex Required Consents”), no Governmental Approval or Authorization is required by or on behalf of Apex or any Seller in connection with the execution, delivery, or performance by Apex or such Seller of this Agreement and the other Transaction Documents to which it is a party or the consummation of the Transactions.

(e)                                  No Conflicts.  The execution and delivery by Apex and each Seller of this Agreement and the other Transaction Documents to which it is a party, and the performance by Apex and each Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and shall not, (i) violate or conflict with any provision of the Governing Documents of Apex or any Seller; (ii) violate any of the terms, conditions, or provisions of any Law or Government Approval to which Apex or any Seller is subject or by which Apex or any Seller or any of its assets are bound; (iii) assuming the obtaining of all of the Apex Required Consents, result in a violation or breach of, or (with or without the giving of notice or lapse of time or both) constitute a default (or give rise to any right of termination or cancellation) under, or give rise to or accelerate any material obligation under, or pursuant to, any material Contract to which Apex or any Seller is a party or by which Apex or any Seller or any of its assets are bound; or (iv) result in a Lien or Restriction (other than any Lien or Restriction of the type referred to in Section 2.1(f) through Section 2.1(l)), on any of the Purchased Properties.

(f)                                    Ownership of Shares of MSC.  Apex Sweden is the owner, beneficially and of record, of, and has good and valid title to, 14,608,749 registered shares of the issued and outstanding shares of MSC, and Apex Luxembourg is the owner, beneficially and of record, of and has good and valid title to, one registered share of the issued and outstanding shares of MSC, in each case free and clear of all Liens and Restrictions, other than Liens or Restrictions (i) created by this Agreement, (ii) imposed by applicable Law or by the Governing Documents of MSC generally on all shares of MSC, (iii) under the MSC Shareholders Agreement or (iv) existing under the Financing Documents.  The MSC Acquired Shares include all voting and dividend rights and interests in respect of capital, and corporate funds and patrimonial rights and account of any kind, purpose, or denomination, such as special or legal reserve, revaluation, patrimonial adjustment, credit, profit, and dividend funds, whether accumulated or not, attributable thereto under applicable Law.  There are no voting trusts, proxies, powers of attorney, or other agreements or understandings with respect to the voting of such MSC Acquired Shares, other than under the MSC Shareholders Agreement and the Financing Documents.

(g)                                 Ownership of Quota of AMM.    Apex Sweden is the owner, beneficially and of record, of and has good and valid title to, one uncertificated quota representing sixty-five (65%) of the issued and outstanding capital of AMM, with a nominal value of CHF 13,000, that is fully paid up, free and clear of all Liens and Restrictions, other than Liens and Restrictions (i) created by this Agreement, (ii) imposed by applicable Law or the Governing Documents of AMM generally on all quotas of AMM, (iii) under the AMM Quotaholders Agreement or (iv) existing under the Financing Documents.  The AMM Acquired Quota includes all voting and dividend rights and interests in respect of capital, and corporate funds of any kind, purpose, or denomination, such as reserve, revaluation, credit, profit, and dividend funds, whether accumulated or not, attributable thereto under applicable Law.  There are no voting trusts, proxies, powers of attorney, or other agreements or understandings with respect to the voting of the AMM Acquired Quota, other than under the AMM Quotaholders Agreement and the Financing Documents.

(h)                                 Ownership of Shareholder Loans.  Apex Sweden is the holder of, and has good and valid title to, the Shareholder Loans, free and clear of all Liens and Restrictions other than (i) created by this Agreement, (ii) imposed by applicable Law or the Governing Documents of MSC generally on all loans from its shareholders, (iii) under the MSC Shareholders Agreement or (iv) existing under the Financing Documents.

(i)                                     Ownership of Deferred Management Fee Obligations.  Service Company is the owner of, and has good and valid title to, the Deferred Management Fee Obligations free and clear of all Liens and Restrictions, other than Liens and Restrictions (i) created by this Agreement, (ii) imposed by applicable Law or (iii) existing under the Financing Documents.

(j)                                     Ownership of Other MSC Obligations to Apex.  Apex and/or those Apex Affiliates listed in Section 2.1(j) of the Apex Disclosure Schedule is or are the owner(s) of, and has or have good and valid title to, the Other MSC Obligations to Apex free and clear of all Liens and Restrictions, other than Liens and Restrictions (i) created by this Agreement, (ii) imposed by applicable Law or (iii) existing under the Financing Documents.

(k)                                  Ownership of ASC Bolivia Assets.  ASC Bolivia is the owner of, and has good and valid title to, the ASC Bolivia Assets free and clear of all Liens and Restrictions, other than Liens and Restrictions (i) created by this Agreement, (ii) imposed by applicable Law or (iii) existing under the Financing Documents.

(l)                                     Legal Proceedings.  There is no Legal Proceeding pending, or to Apex’s knowledge, threatened against Apex or any Seller or any Apex Affiliate that (i) questions the validity of the Transaction Documents or the right of Apex or any Seller or any Apex Affiliate to enter into the Transaction Documents or to consummate the transactions contemplated thereby, (ii) would, or is reasonably likely to, prevent or materially delay consummation of the transactions contemplated by the Transaction Documents or otherwise prevent the Sellers from performing their obligations under any Transaction Document or (iii) except for the Bankruptcy Case and as disclosed in the periodic reports and filings by Apex with the U.S. Securities and Exchange Commission made on or before the date of this Agreement, if adversely determined, would reasonably be expected to have a Material Adverse Effect on Apex, such Seller or any Apex Affiliate.

(m)                               Transactions with Affiliates.  Except as set forth in Section 2.1(m) of the Apex Disclosure Schedule, neither MSC nor AMM is indebted to Apex or any of the Sellers or any Apex Affiliate, nor is MSC or AMM committed to make loans or extend or guarantee credit to any of the Sellers or any Apex Affiliate.  Except as set forth in Section 2.1(m) of the Apex Disclosure Schedule, none of the Sellers nor any Apex Affiliate have any claim or right against MSC or AMM other than the Shareholder Loans, the Deferred Management Fee Obligations and the Other MSC Obligations to Apex, and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of Apex, any Seller or any Apex Affiliate against MSC or AMM.  Except as set forth in Section 2.1(m) of the Apex Disclosure Schedule, neither MSC nor AMM is a party to any Contract with Apex, any Seller or any Apex Affiliate or has had any direct or indirect interest in, any Contract, transaction or business dealing of any nature involving Apex, any Seller or any Apex Affiliate or received from or furnished to the Sellers or any Apex Affiliate any goods or services (with or without consideration).

(n)                                 Sales Price/Solvency/No Fraudulent Conveyance.  The Sellers are not entering into the Transactions or any transactions otherwise contemplated by any of the Transaction Documents with the intent to hinder, delay or defraud any Person to which such Seller is, or may become, indebted.  The Purchase Price is not less than the reasonably equivalent value or fair consideration of the Purchased Properties.  Each of ASC Bolivia, Apex Luxembourg and Apex Sweden is Solvent and, after giving effect to the transactions contemplated by the Transaction Documents, will remain Solvent.  Each of ASC Bolivia, Apex Luxembourg and Apex Sweden is able, and after giving effect to the transactions contemplated by the Transaction Documents will continue to be able, to satisfy its debts as they mature.  After giving effect to the transactions contemplated by the Transaction Documents immediately after the Closing, each of ASC Bolivia, Apex Luxembourg and Apex Sweden will have sufficient capital and property remaining to conduct the business it will thereafter be engaged in and to meet its existing obligations with its creditors as they become due.

(o)                                 Brokers’ and Finders’ Fees.  There is no broker, finder, investment banker, or similar intermediary that has been retained by, or is authorized to act on behalf of, the Sellers or any Apex Affiliate or any of their respective officers or directors who shall be entitled to any fee or commission in connection with this Agreement or any other Transaction Document or upon consummation of the transactions contemplated hereby and thereby and which fee or commission would be or become a Loss of the Purchasers, any Sumitomo Affiliate, MSC or AMM.

Section 2.2                                      Sumitomo’s Representations and Warranties.  The Purchasers, jointly and severally, represent and warrant to the Sellers that the statements contained in this Section 2.2 are true, correct, and complete as of the date of this Agreement and as of the Closing Date (except to the extent any such representation and warranty specifically speaks as of a different date).

(a)                                  Organization.  Each Purchaser is duly organized, validly existing, and, to the extent applicable in its jurisdiction of organization, in good standing, under the Laws of its jurisdiction of organization.

(b)                                 Power, Authority and Validity.  Each Purchaser has all requisite corporate or other Entity power and authority to enter into, and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and the execution and delivery by each Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the performance by it of its obligations under this Agreement and the other Transaction Documents to which it is a party, have been duly authorized by all requisite corporate or other Entity action.

(c)                                  Validity.  This Agreement and the other Transaction Documents have been duly executed and delivered by each Purchaser which is a party thereto, and assuming the due execution and delivery by the Sellers, this Agreement and the other Transaction Documents to which each Purchaser is a party shall constitute such Purchaser’s legal, valid, and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws affecting creditors’ rights generally.

(d)                                 Consents.  Except as set forth in Section 2.2(d) of the Sumitomo Disclosure Schedule (the “Sumitomo Required Consents”), no Governmental Approval or Authorization is required, on behalf of any Purchaser in connection with the execution, delivery, or performance by such Purchaser of this Agreement and the Transaction Documents to which it is a party or the consummation of the Transactions.

(e)                                  No Conflicts.  The execution and delivery by each Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the performance by each Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and shall not, (i) violate or conflict with any provision of its Governing Documents; (ii) violate any of the terms, conditions, or provisions of any Law or Government Approval to which it is subject or by which it or any of its assets is bound; or (iii) assuming the obtaining of all Sumitomo Required Consents, result in a violation or breach of, or (with or without the giving of notice or lapse of time or both) constitute a default (or give rise to any right of termination or cancellation) under, or give rise to or accelerate any material obligation under, or pursuant to, any material Contract to which it is a party or by which it or any of its assets are bound.

(f)                                    Legal Proceedings.  There is no Legal Proceeding pending or, to the Purchasers’ knowledge, threatened against any Purchaser or any Sumitomo Affiliate that (i) questions the validity of the Transaction Documents or the right of any Purchaser or any Sumitomo Affiliate to enter into the Transaction Documents or to consummate the transactions contemplated thereby, (ii) that would, or is reasonably likely to, prevent or materially delay consummation of the transactions contemplated by the Transaction Documents or otherwise prevent the Purchasers from performing their obligations under any Transaction Document, or (iii) if adversely determined would reasonably be expected to have a Material Adverse Effect on any Purchaser.

(g)                                 No External Financing.  Sumitomo does not require any third-party financing to complete the Transactions, including the payment of the Cash Purchase Price to the Sellers, or perform or cause any Purchaser to perform its obligations under the Transaction Documents.

(h)                                 Brokers’ and Finders’ Fees.  There is no broker, finder, investment bank or similar intermediary that has been retained by, or is authorized to act on behalf of, the Purchasers or any Sumitomo Affiliate or any of their respective officers or directors who shall be entitled to any fee or commission in connection with this Agreement or any other Transaction Document or upon consummation of the transactions contemplated thereby and which fee or commission could become a Loss of the Sellers or any Apex Affiliate

(i)                                     No Knowledge of Breach of Apex or Seller Representations and Warranties.  As of the date of this Agreement, the Purchasers are not aware of any facts or circumstances that would serve as the basis for a claim by a Purchaser against Apex or any Seller based upon a breach of any of the representations and warranties of Apex or any Seller contained in this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
REGARDING MSC AND THE PURCHASED PROPERTIES

The Sellers, jointly and severally, represent and warrant to the Purchasers that the statements contained in this Article III are true, correct, and complete as of the date of this Agreement and as of the Closing Date (except to the extent any such representation and warranty specifically speaks as of a different date).

Section 3.1                                      Organization, Good Standing, Authority, Governing Documents, Books and Records.

(a)                                  MSC (i) is duly organized, validly existing, and, to the extent applicable under the Laws of Bolivia, in good standing as a sociedad anónima under the Laws of Bolivia, (ii) has all requisite corporate or other Entity power and authority to own its properties and to carry on its business as now being conducted, including to operate the Project as contemplated in the Current Operating Plan, and (iii) is duly qualified and in good standing to do business in each jurisdiction where necessary in light of the business it conducts and the property it owns except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on MSC.

(b)                                 The share capital of MSC is Bs.2,247,500,000, divided into 22,475,000 registered shares, all in a single series, with no preference, all of which are issued and outstanding.  The issued and outstanding shares of MSC are set forth on Section 3.1(b) of the Apex Disclosure Schedule, and the information set forth therein is true, correct and complete.  All such issued and outstanding shares are duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of any Preemptive Rights.  Except as provided in the MSC Shareholder’s Agreement, the Working Capital Loan Agreement or the Governing Documents of MSC, and except as may have been created by the Purchasers, there are no other issued or outstanding share capital, subscriptions, options, warrants, puts, calls, trusts (voting or otherwise), rights, exchangeable or convertible securities, or other commitments or agreements of any nature relating to the share capital or other securities of or ownership interests in MSC or obligating MSC, at any time or upon the happening of any event, to issue, transfer, deliver, sell, repurchase, redeem, or otherwise acquire, or cause to be issued, transferred, delivered, sold, repurchased, redeemed, or otherwise acquired, any of its share capital, other securities, or ownership interests or any phantom shares, phantom equity interests, or stock or equity appreciation rights, or other ownership interests in MSC or obligating MSC to grant, extend, or enter into any such subscription, option, warrant, put, call, trust, right, exchangeable or convertible security, commitment or agreement.

(c)                                  AMM (i) is duly organized, validly existing, and, to the extent applicable under the Laws of its jurisdiction of organization, in good standing under the Laws of its jurisdiction of organization, (ii) has all requisite corporate or other Entity power and authority to own its properties and to carry on its business as then being conducted, and (iii) is duly qualified and in good standing to do business in each jurisdiction where necessary in light of the business it conducts and the property it owns, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on AMM.

(d)                                 The share capital of AMM is CHF 20,000, divided into one quota of a par value of CHF 7,000, and into the AMM Acquired Quota of a par value of CHF 13,000.  The issued and outstanding quotas of AMM are as set forth on Section 3.1(d) of the Apex Disclosure Schedule and the information set forth therein is true, correct, and complete.  Such issued and outstanding quotas are duly authorized, validly issued, fully paid, and nonassessable, and not issued in violation of any Preemptive Rights; and except as provided in the AMM Quotaholders Agreement and the Financing Documents, there are no other issued or outstanding capital, subscriptions, options, warrants, puts, calls, trusts (voting or otherwise), rights, exchangeable or convertible securities, or other commitments or agreements of any nature relating to the capital or other securities of or ownership interests in AMM or obligating AMM, at any time or upon the happening of any event, to issue, transfer, deliver, sell, repurchase, redeem, or otherwise acquire, or cause to be issued, transferred, delivered, sold, repurchased, redeemed, or otherwise acquired, any of its capital, other securities, or ownership interests or any phantom shares, phantom equity interests, or stock or equity appreciation rights, or other ownership interests in AMM or obligating AMM to grant, extend, or enter into any such subscription, option, warrant, put, call, trust, right, exchangeable or convertible security, commitment, or agreement.

(e)                                  Apex has made available to Sumitomo true, correct, and complete copies of (i) the Governing Documents of MSC and AMM including all amendments thereto, as presently in effect and (ii) all share or equity interest records of MSC and AMM, including MSC’s and AMM’s share ledger and copies of any share or quota certificates (front and back) issued by MSC and AMM.  Since September 25, 2006, there have been no meetings or other formal proceedings or actions taken by written consent or otherwise without a meeting of (A) the shareholders of MSC and quotaholders of AMM, (B) the boards of directors of MSC and AMM, and (C) all committees of such board of directors or management boards, in which a Sumitomo Representative did not participate.

Section 3.2                                      No Conflicts.  Except as set forth in Section 3.2 of the Apex Disclosure Schedule, the execution and delivery by the Sellers of this Agreement and the other Transaction Documents to which it is a party, and the performance by the Sellers of their obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and shall not, assuming the obtaining of all of the Apex Required Consents, result in a violation or breach of, or (with or without the giving of notice or lapse of time or both)

constitute a default (or give rise to any right of termination or cancellation) under, or give rise to or accelerate any material obligation under, or pursuant to, any material Contract to which AMM or MSC is a party or by which AMM or MSC or any of its assets are bound.

Section 3.3                                      Consents and Approvals for the Project.

(a)                                  All material (i) Government Approvals, (ii) Authorizations, (iii) Mining Concessions, (iv) Other Property Rights, and (v) Intellectual Property Rights, necessary in each case for the operation of the Project in accordance with the Current Operating Plan and for the conduct of AMM’s business as presently conducted are set forth in Section 3.3(a) of the Apex Disclosure Schedule.

(b)                                 To the knowledge of Apex, each of the (i) Government Approvals, (ii) Authorizations, (iii) Mining Concessions, (iv) Other Property Rights, and (v) Intellectual Property Rights set forth in Section 3.3(a) of the Apex Disclosure Schedule has been obtained and is in full force and effect, except to the extent the failure to so obtain or be in full force and effect would not reasonably be expected to result in a Material Adverse Effect on MSC or AMM.  To the knowledge of Apex, such Government Approvals, Authorizations, Mining Concessions, Other Property Rights, and Intellectual Property Rights are sufficient to permit the operation of the Project in all material respects as contemplated by the Current Operating Plan and to permit the conduct of AMM’s business as presently conducted.

(c)                                  Each of MSC and AMM is in compliance, as applicable, (A) in all respects with all terms and conditions of all of the Mining Concessions and (B) in all respects, with all terms and conditions of all of such Government Approvals, Authorizations, Other Property Rights, and Intellectual Property Rights listed in Section 3.3(a) of the Apex Disclosure Schedule, except to the extent the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect on it.

Section 3.4                                      Subsidiaries.  Neither MSC nor AMM has any Subsidiaries nor does it own, otherwise Control or have any right to acquire, directly or indirectly, any capital stock of, or other equity interests in, any Entity.

Section 3.5                                      Financial Statements; No Undisclosed Liabilities; No Material Adverse Effect.

(a)                                  Apex has made available to Sumitomo (i) the audited separate balance sheets (the “Audited MSC Balance Sheets”) of MSC as of September 30, 2005, 2006 and 2007, (ii) the audited separate balance sheet of AMM as of September 30, 2007 (the “Audited AMM Balance Sheets”), (iii) the audited separate statements of income and cash flows of MSC for its fiscal years ended on September 30, 2005, 2006 and 2007, (iv) the audited separate statements of income and cash flows of AMM for its fiscal year ended on September 30, 2007, (v) the unaudited balance sheets of MSC as of September 30, 2008, (vi) the unaudited balance sheets of AMM as of September 30, 2008, (vii) the unaudited separate statements of income and cash flows of MSC for the twelve months ended on September 30, 2008, and (viii) the unaudited separate statements of income and cash flow of AMM for the 12 months ended on September 30, 2008 (the foregoing financial statements, collectively, the “Financial Statements,” true, correct, and complete copies of all of which are included as Section 3.5(a) of the Apex Disclosure Bundle).

(b)                                 Except (i) as set forth in Section 3.5(b) of the Apex Disclosure Schedule, (ii) as described in the notes to the Financial Statements that are audited, (iii) to the extent that the unaudited interim statements do not include footnotes and other presentation items as required by GAAP, and (iv) in the case of the unaudited statements, for normal, year-end adjustments (which shall not be material individually or in the aggregate), the Financial Statements have been prepared in accordance with GAAP as well as, with respect to AMM, in accordance with applicable provisions of Swiss law, applied on a consistent basis and fairly present in all material respects the separate financial condition and results of operations and cash flows of MSC and AMM, as applicable, as of the respective dates thereof and for the respective periods indicated therein.

(c)                                  Except for (i) any liabilities set forth in Section 3.5(c) of the Apex Disclosure Schedule, (ii) liabilities set forth or provided for on the Financial Statements (including liabilities the amounts of which are set forth numerically in the notes thereto), (iii) liabilities that have arisen after September 30, 2008, in the ordinary course of business consistent with past practice, (iv) liabilities under the Financing Documents to which MSC or AMM is a party or the Scheduled Contracts and the AMM Contracts, to the extent that the existence of such liabilities is reasonably ascertainable solely by reference to such Financing Documents or Scheduled Contracts and the AMM Contracts and (v) liabilities that have not had or would not reasonably be expected to have, individually or together with other liabilities, a Material Adverse Effect on MSC or AMM, neither MSC nor AMM has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), except that no representation is made with respect to any liability for Bolivian taxes or CEDEIMs that may result from any audit by Bolivian tax authorities or from challenges to claims made by MSC for refunds of value added taxes or receivables for CEDEIMs.

Section 3.6                                      Title to Properties; Sufficiency of Assets.

(a)                                  (i) Except as provided in the legal opinions included in Section 3.6(a) of the Apex Disclosure Bundle and except with respect to the Transmission Line, each of MSC and AMM has good, legal, and valid title to (or, in the case of any leased premises, easement properties or licensed property, valid leasehold, easement, or license interests in) all real and personal property and all rights, tangible or intangible (including Intellectual Property Rights and Other Property Rights), now required, in MSC’s case, for the operation of the Project substantially as contemplated by the Current Operating Plan and, in AMM’s case, for the conduct of its business as presently conducted, and (ii) there are no Liens of any nature against such properties or rights (other than (A) Permitted Liens and (B) such Liens as are set forth in Section 3.6 of the Apex Disclosure Schedule), in each case, except where such failure of title or the existence of such Liens would not reasonably be expected to have a Material Adverse Effect on MSC or AMM.

(b)                                 Except as the Parties may agree pursuant to Section 5.11, none of the assets that the Sellers or any other Apex Affiliate shall continue to own immediately after the Transactions is material to the operation of the Project in accordance with the Current Operating Plan or the conduct of AMM’s business as currently conducted.

Section 3.7                                      Material Contracts.

(a)                                  All Contracts to which MSC is a party or by which its assets are bound as of the date hereof that have a term of at least one year, have payments due to or from MSC thereunder in excess of US$10,000,000 and are not terminable by MSC by notice of not more than thirty (30) days at no cost to MSC are listed on Section 3.7(a) of the Apex Disclosure Schedule (the “Scheduled Contracts”).

(b)                                 Except as set forth in Section 3.7(b) of the Apex Disclosure Schedule, none of the Scheduled Contracts have pursuant to a writing been amended, modified, or supplemented, and all of the Scheduled Contracts are in full force and effect in all material respects and are enforceable by MSC in accordance with their respective terms, except as such enforceability may be affected by applicable bankruptcy, reorganization, restructuring, insolvency, moratorium, or similar Laws affecting creditors’ rights generally, and have not been terminated, suspended, or rescinded by any party thereto.

(c)                                  All (i) Third Party Concentrate Sales Agreements to which AMM is a party and (ii) all other Contracts to which AMM is a party or by which its assets are bound as of the date hereof which, in the case of such other Contracts have a term of at least one year, have payments due to or from AMM thereunder in excess of US$10,000,000 and are not terminable by AMM by notice of not more than thirty (30) days at no cost to AMM are listed on Section 3.7(c) of the Apex Disclosure Schedule (the “AMM Contracts”).

(d)                                 Except as set forth on Section 3.7(d) of the Apex Disclosure Schedule, none of the AMM Contracts have pursuant to a writing been amended, modified, or supplemented, and all of the AMM Contracts are in full force and effect in all material respects and are enforceable by AMM in accordance with their respective terms, except as such enforceability may be affected by applicable bankruptcy, reorganization, restructuring, insolvency, moratorium, or similar Laws affecting creditors’ rights generally, and have not been terminated, suspended, or rescinded by any party thereto.

(e)                                  None of the Contracts included in the ASC Bolivia Assets (the “ASC Contracts”), including any Transmission Line Loan Document, have pursuant to a writing been amended, modified, or supplemented, and all of the ASC Contracts are in full force and effect in all material respects and are enforceable by ASC Bolivia in accordance with their respective terms, except as such enforceability may be affected by applicable bankruptcy, reorganization, restructuring, insolvency, moratorium, or similar Laws affecting creditors’ rights generally, and have not been terminated, suspended, or rescinded by any party thereto.

(f)                                    Except as set forth in Section 3.7(f) of the Apex Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect on MSC or AMM, neither Apex nor any Apex Affiliate is in default in the performance of any covenant or obligation set forth in, or otherwise in default under, any of the Scheduled Contracts or AMM Contracts to which it is a party.  To the knowledge of Apex, no counterparty is in material default in the performance of any covenant or obligation set forth in, or otherwise in material default under, any of the Scheduled Contracts or AMM Contracts to which it is a party.

(g)                                 The Apex Disclosure Bundle includes true, correct, and complete copies of the Scheduled Contracts, the AMM Contracts and the ASC Contracts and of any material amendments to any of the foregoing.

(h)                                 The Apex Disclosure Bundle includes true, correct, and complete copies of all written Contracts pursuant to which MSC and/or Apex or any Apex Affiliate have material commitments and undertakings with all local and regional governments and indigenous people, communities, and other social, civic or civil Persons.

Section 3.8                                      Employees; Employee Benefits.

(a)                                  Section 3.8(a) of the Apex Disclosure Schedule contains a true, correct, and complete list of all employment or employment-related or consulting Contracts to which MSC or AMM is a party with any current executive officer, director, key employee or key consultant of MSC or AMM that are currently in effect.  Except as set forth in Section 3.8(a) of the Apex Disclosure Schedule, to the knowledge of Apex, no executive officer, key employee, or significant group of employees of MSC or AMM presently plans to terminate employment with MSC or AMM during the next 6 months.

(b)                                 There are no collective bargaining agreements relating to or affecting MSC or AMM or by which MSC or AMM or their respective assets is bound.  Except as set forth in Section 3.8(b) of the Apex Disclosure Schedule and except for such exceptions as have not had, and would not reasonably be expected to have, a Material Adverse Effect on MSC or AMM, (i) there is not occurring and, to the knowledge of Apex, there has not been threatened, any strike, slow-down, picket, work stoppage, or other concerted action by any union or other group of employees or other Persons against MSC or AMM or their respective premises or products; (ii) there are no complaints or grievances against MSC or AMM known to Apex, by any union, other group, or class of employees or other Persons which are unsettled or unresolved; and (iii) to the knowledge of Apex, no other union or labor organization has attempted to organize any of the employees of MSC or AMM.

(c)                                  Except as set forth in Section 3.8(c) of the Apex Disclosure Schedule and subject to the exception set forth in Section 3.5(c) with respect to CEDEIMs, none of MSC, AMM or any ERISA Affiliate of MSC or AMM has incurred or reasonably expects to incur any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) with respect to any Employee Benefit Plan that would reasonably be expected have a Material Adverse Effect on MSC, AMM or the Project.

Section 3.9                                      Legal Compliance.  From September 25, 2006, to the knowledge of Apex, except as set forth in Section 3.9 of the Apex Disclosure Schedule or as contemplated in Section 3.10 below, (a) each of MSC and AMM is in compliance with, and has conducted its business, including with respect to the Project, so as to comply with, the terms of all Government Approvals and Laws applicable to it, including applicable anti-corruption Laws in force in Bolivia and Switzerland, and (b) neither MSC nor AMM has any Legal Proceeding, claim, demand (other than periodic labor demands and shutdowns), or notice filed or commenced against it alleging any failure to so comply, in each case except where the failure to so comply or to have such Government Approvals has not had, or would not reasonably be expected to have, a Material Adverse Effect on MSC or AMM.

Section 3.10                                Taxes.

(a)                                  Each of MSC and AMM has timely filed or caused to be filed all material Tax Returns required to have been filed by it.  To the knowledge of Apex, all such Tax Returns were correct and complete in all material respects.  All Taxes owed by either MSC or AMM (whether or not shown on any Tax Return) have been paid, except (i) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which MSC or AMM, as applicable, has set aside on its books adequate reserves (as determined by GAAP), (ii) as set forth in Section 3.10 of the Apex Disclosure Schedule or (iii) to the extent that the failure to do so has not had, and would not have, a Material Adverse Effect on it;

(b)                                 there are no material disputes pending or, to the knowledge of the Sellers, threatened, between MSC or AMM and any Tax Authority relating to Taxes; and

(c)                                  each of MSC and AMM has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

provided, that with respect to the representations in this Section 3.10, all such actions taken by the Sellers have been in accordance with the Sellers’ reasonable interpretation of relevant Tax Law.

The Sellers have made available to the Purchasers correct and complete copies of all Tax Returns since and including 2004, examination reports, and any statements of deficiencies assessed against or agreed to by MSC or AMM.

Section 3.11                                Legal Proceedings.  Except as set forth in Section 3.11 of the Apex Disclosure Schedule, as the same may be updated at the Closing, there is no Legal Proceeding pending or, to the knowledge of Apex, threatened in writing relating to MSC or AMM, which has had, or would reasonably be expected to have, a Material Adverse Effect on MSC or AMM.  Neither MSC nor AMM is subject to any Judgment, which has had, or would reasonably be expected to have, a Material Adverse Effect on it.

Section 3.12                                Environmental Matters.

(a)                                  Except as otherwise would not reasonably be expected to have a Material Adverse Effect on MSC or AMM, the operation of the Project and the activities and properties of MSC and AMM are in compliance in all respects with (i) the Environmental Guidelines, (ii) all applicable Environmental Laws, and (iii) all environmental Government Approvals.  MSC has designed the Project in compliance in all material respects with the Environmental Guidelines.

(b)                                 Except as otherwise would not reasonably be expected to have a Material Adverse Effect on MSC or AMM, no notice, notification, demand, citation, summons, or order has been issued and delivered to MSC or AMM, no written complaints have been filed and notice thereof served on MSC or AMM, no penalty has been assessed, and, to the knowledge of Apex, no investigation or review is pending or threatened by any Governmental Authority or other Person with respect to any alleged failure by MSC or AMM to have any material environmental Government Approval or to comply with any applicable Environmental Law.

Section 3.13                                Interested Party Transactions.  Other than transactions required or permitted by this Agreement or the other Transaction Documents, Section 3.13 of the Apex Disclosure Schedule lists all transactions and Contracts between Apex or any of its Affiliates (other than MSC or AMM), on the one hand, and MSC or AMM on the other hand, in each case that involves consideration of US$500,000 or more and that has not yet been fully performed.

Section 3.14                                Insurance.  Each of MSC and AMM maintains with financially sound and reputable insurers, insurance with respect to its properties and business against such casualties and contingencies and in such amounts as are usually carried by businesses engaged in similar activities as MSC and AMM, as applicable, and located in similar geographic areas in which MSC and AMM, as applicable, operates.

Section 3.15                                Credit Support.  Section 3.15 of the Apex Disclosure Schedule sets forth a correct and complete list of all Contracts (except Scheduled Contracts, the AMM Contracts and the Financing Documents) pursuant to which Apex or any Apex Affiliate is required to provide credit support in respect of the Project or to MSC or AMM.  True, correct, and complete copies of all such Contracts, including all amendments, supplements, modifications, and waivers thereof, are included as Section 3.15 of the Apex Disclosure Bundle.

Section 3.16                                Performance Security.  There are no letters of credit, performance bonds, or other types of performance security currently required to be posted and in full force and effect under the Scheduled Contracts, the AMM Contracts or the ASC Contracts, other than those listed on Section 3.16 of the Apex Disclosure Schedule (the “Performance Security”).  No drawing has been made under any of the Performance Security and, to the knowledge of Apex, no event has occurred and currently exists that gives or reasonably could be expected to give any beneficiary of a Performance Security the right to draw thereunder.

Section 3.17                                No Liquidation; Intent.  Neither MSC nor AMM has commenced any voluntary Insolvency Proceeding or filed any related petition, there is no commencement of any involuntary Insolvency Proceeding against MSC and, to the knowledge of Apex, there is no involuntary Insolvency Proceeding against AMM, seeking (a) liquidation, reorganization, restructuring, or other relief in respect of MSC or AMM, as the case may be, for its debts, or any substantial part of its assets, under any applicable Law or (b) appointment of a receiver, trustee, sindico, custodian, sequestrator, conservator, or similar official for MSC or AMM, as the case may be, or for a substantial part of its assets.

Section 3.18                                Project Information and Other Information Furnished.  The information, financial statements, exhibits, and schedules furnished in writing by or on behalf of Apex to Sumitomo in connection with the negotiation, preparation, or delivery of this Agreement or included herein or delivered pursuant hereto (including the documents included in the Apex Disclosure Bundle), considered together, do not contain any material misrepresentation or misstatement (or omit any material fact or circumstance necessary in order to make the information contained therein not misleading); provided, that the only representations and warranties made by Apex to Sumitomo under this Section 3.18 in respect of projections, estimates, or other expressions of view as to future circumstances included in the Apex Disclosure Bundle or such other information, financial statements, exhibits, and schedules is that such projections, estimates, or other expression of view were prepared in good faith and were based on reasonable assumptions as to all factual and legal matters materially related thereto as of their respective preparation dates.

ARTICLE IV
PRE-CLOSING COVENANTS

Section 4.1                                      Commencement of Bankruptcy.

(a)                                  In order to implement the Transactions, Apex and Service Company shall (i) execute and deliver the Plan Support Agreement, and use commercially reasonable efforts to obtain execution and delivery of the Plan Support Agreement by holders of no less than (A) fifty percent (50%) in amount of the Apex Convertible Senior Subordinated Notes (the “Required Noteholders”), or (B) ninety-seven percent (97%) in amount and number of the Existing Debt (the “Required Lenders”); (ii) prepare the Plan consistent in all material respects with the Plan Support Agreement and a supporting disclosure statement (the “Disclosure Statement”), with each of the Plan and Disclosure Statement in form and substance reasonably satisfactory to Sumitomo; and (iii) file a voluntary petition (the “Petition”) for relief under Chapter 11 of Title

11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) in the Bankruptcy Court.  The Petition shall be filed on or before January 12, 2009.

(b)                                 Within three (3) Business Days of the Petition Date, Apex and Service Company shall file with the Bankruptcy Court in the Bankruptcy Case a motion (the “Fee Approval Motion”), in form and substance reasonably satisfactory to Sumitomo, with such motion to be heard on an expedited basis, by which Apex and Service Company will seek, among other forms of relief, an order of the Bankruptcy Court authorizing Apex to (i) pay of a fee in the amount of US$16,000,000 (the “Break-Up Fee”) to Sumitomo in accordance with the terms and conditions of Section 8.3, and (ii) reimburse Sumitomo and its Affiliates for their documented reasonable out-of-pocket expenses relating to the Transaction, including reasonable professional fees and expenses, in an amount not to exceed US$2,000,000  (the “Reimbursement Amount”), in accordance with the terms and conditions of Section 8.3.  The Fee Approval Motion shall request that the Break-Up Fee and Reimbursement Amount shall be deemed to be administrative expenses of Apex’s and Service Company’s bankruptcy estates under Sections 503(b) and 507(b) of the Bankruptcy Code, to be paid in accordance with Section 8.3 without further application, motion or order of the Bankruptcy Court.

(c)                                  Within three (3) Business Days of the Petition Date, Apex and Service Company shall file with the Bankruptcy Court in the Bankruptcy Case a motion (the “Support Motion”), in form and substance reasonably satisfactory to Sumitomo, with such motion to be heard on an expedited basis, by which Apex and Service Company will seek an order of the Bankruptcy Court authorizing Apex, in its discretion, to advance or otherwise furnish Apex Luxembourg, Apex Sweden and ASC Bolivia with the financial support necessary for each of them to pay their debts when and as due, meet their ordinary course obligations pending the Closing Date and otherwise maintain their solvency, which support shall in no event be greater than US$500,000.

(d)                                 Within three (3) Business Days of the Petition Date, Apex shall file with the Bankruptcy Court, the Plan and a motion (the “Scheduling Motion”) requesting that the Bankruptcy Court schedule (i) a hearing on or before February 9, 2009 to consider the adequacy of the Disclosure Statement and approval of the procedures to solicit acceptances of the Plan; provided, however, that the Disclosure Statement shall be filed with the Bankruptcy Court on or before January 20, 2009, and (ii) a hearing on or before March 16, 2009 to consider confirmation of the Plan and entry of the Confirmation Order on the date of such hearing, which Plan and Scheduling Motion shall each be in form and substance reasonably satisfactory to Sumitomo.

(e)                                  In support of the Scheduling Motion, Apex shall file pleadings and supporting declarations or affidavits describing (i) the marketing process initiated and implemented by Apex and its Advisors to either raise additional debt or equity for Apex or sell the Purchased Properties to a third party, (ii) the arms’ length negotiations between the Sellers and the Purchasers and (iii) that Sumitomo’s offer was the highest and best offer received by Apex.

(f)                                    The Confirmation Order proposed by Apex and filed with the Bankruptcy Court shall, in addition to the provisions outlined in Section 1.6(a)(xvii), (i) include a waiver of the stay set forth in Federal Rule of Bankruptcy Procedure 3020(e) (the “Bankruptcy Rules”); (ii) provide that neither Sumitomo nor any other Purchaser shall be subject to any successor liability and shall have no Losses or suffer any Losses for any Liens (other than Permitted Liens) existing prior to the Closing Date which may be asserted against Apex, Service Company, Reorganized Apex, the MSC Acquired Shares, the AMM Acquired Quota or other Purchased Properties or Apex’s bankruptcy estate, including any claims against any Purchaser as successor to the MSC Acquired Shares, the AMM Acquired Quota or other Purchased Properties; (iii)  provide for the retention of jurisdiction by the Bankruptcy Court to resolve any and all disputes that may arise under or relate to this Agreement or the Confirmation Order, whether between Apex or Service Company and Sumitomo or involving a Person in interest in the Bankruptcy Case; and (iv) contain findings of fact and conclusions of law which include the following: (A) the transactions under this Agreement were negotiated and entered into in good faith and at arms-length; (B) the marketing and sale process conducted by Apex were bona fide and adequate; (C)  Apex and Service Company gave due and proper notice and an opportunity to be heard to all interested parties, of this Agreement and the transactions contemplated hereby; (D) the consideration to be paid by the Purchasers under this Agreement constitutes “reasonably equivalent value” and “fair consideration” (as such terms are used in each of the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act and Section 548 of the Bankruptcy Code) and fair consideration for the Purchased Properties; and (E) neither Sumitomo nor any other Purchaser nor Apex nor any other Seller is entering into the transactions contemplated by this Agreement fraudulently.

(g)                                 The Plan and Confirmation Order shall authorize (i) Apex to assign to Reorganized Apex all of its right title and interest in this Agreement and (ii) Reorganized Apex to assume all of Apex’s obligations under this Agreement.  Reorganized Apex shall execute an assignment agreement in form and substance reasonably acceptable to Sumitomo, evidencing the assignment of this Agreement to Reorganized Apex.

(h)                                 In the event an appeal is taken, or a stay pending appeal is requested or reconsideration is sought, from the Confirmation Order, Apex shall immediately notify Sumitomo of such appeal or stay request and shall provide to Sumitomo within one (1) Business Day a copy of the related notice of appeal or order of stay or application for reconsideration.  Apex shall also provide Sumitomo with written notice (and copies) of, any other or further notice of appeal, motion or application filed in connection with any appeal from or application for reconsideration of, either of such orders and any related briefs.

(i)                                     Apex shall promptly notify Sumitomo in writing and, as is required by the Bankruptcy Code, all parties entitled to notice pursuant to the Bankruptcy Code, the Bankruptcy Rules and orders of the Bankruptcy Court, of all motions, notices and orders required to consummate the Transactions contemplated by this Agreement (including any appeals of such orders), as modified by orders in respect of notice which may be issued at any time and from time to time by the Bankruptcy Court.

Section 4.2                                      Plan Support Agreement.  Prior to the filing of the Petition, the Parties will use commercially reasonable efforts to obtain the execution and delivery by the Required Noteholders or the Required Lenders of an agreement (the “Plan Support Agreement”), that would among other things (i) result in the releases of Apex, Apex Affiliates, Sumitomo and Sumitomo Affiliates described in Sections 1.6(a)(xv), 1.6(a)(xvi), 1.6(a)(xvii) and 1.6(b)(vi), (ii) commit the signatories to support the Transactions and the Plan, and (iii) require that if any signatory sells, assigns or otherwise conveys any of its claims against Apex, it will, as a condition of such transfer, require the transferee to agree and become a party to the Plan Support Agreement.

Section 4.3                                      SC Designated Purchasers.  As promptly after the date of this Agreement as practical, Sumitomo or its Representatives shall provide written notice to Apex setting forth the SC Designated Purchasers and the Purchased Properties each such SC Designated Purchaser will be acquiring.

ARTICLE V
OTHER COVENANTS

Section 5.1                                      Conduct of Business Pending the Closing.  (a) Between the date of this Agreement and the Closing Date, unless Sumitomo shall otherwise agree in writing, (i) Apex shall cause MSC and AMM to conduct their respective businesses in the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with all applicable Laws; (ii) Apex shall, subject to cooperation by Sumitomo, use its commercially reasonable efforts, and shall be free to use debtor in possession funds provided by Sumitomo, to preserve substantially intact the business organization of MSC and AMM, to keep available the services of the current officers, directors and key employees of MSC and AMM and, except for determinations made in the ordinary course of business, to preserve the current material relationships of MSC and AMM with customers, suppliers, distributors, licensors, licensees and other Persons with which any of MSC or AMM has business relations; (iii) Apex shall not, and shall cause MSC and AMM not to, take any action which would adversely affect or delay in any material respect the ability of any Party or MSC or AMM to obtain or make any necessary Governmental Approval or Authorization required for the transactions contemplated hereby or under any of the other Transaction Documents; and (iv) Apex shall cause MSC and AMM to prepare and timely file all Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Laws, and, subject to the availability of funds at MSC or AMM as applicable (and Apex shall be free to use debtor in possession funds provided by Sumitomo for these purposes) shall cause MSC and AMM to fully and timely pay all Taxes due and payable pursuant to such Post-Signing Returns that are so filed; provided, however, that in each case, Apex shall only be responsible to provide funding for sixty-five percent (65%) of the funds required by MSC and AMM to comply with the provisions of this Section 5.1.

By way of amplification and not limitation, between the date of this Agreement and the Closing Date, Apex shall cause each of MSC and AMM not to directly or indirectly, do, or propose to do, any of the following without the prior written consent of Sumitomo:

(A)                              amend or otherwise change its Governing Documents;

(B)                                issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of its capital stock, any quotas, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or quotas, or any other ownership interest (including any phantom interest);

(C)                                transfer, lease, sell, pledge, license, dispose of or encumber any of its assets or properties, except in the ordinary course of business and in a manner consistent with past practice;

(D)                               declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or quotas;

(E)                                 reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or quotas;

(F)                                 (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, or any equity interest in any Person; (ii) acquire any material amount of assets, except in the ordinary course of business and consistent with past practice; (iii) incur any indebtedness for borrowed money or issue any debt securities, or assume, guarantee or endorse, or otherwise become responsible for (contingently or otherwise), the obligations of any Person; (iv) make any loans, advances or capital contributions; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.1(a)(F);

(G)                                except as may be required by Bolivian Law, (i) increase the compensation payable or to become payable (including bonus grants) or increase or accelerate the vesting of the benefits provided to its directors, officers or employees or other service providers, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees other than the VPGM and Senior Management (as defined in the Management Services Agreement), (ii) grant any severance or termination pay or benefits, except in the ordinary course of business and consistent with past practice, to employees other than the VPGM and Senior Management, (iii) enter into any employment, severance, retention, change in control, consulting or termination agreement with, any director, officer or other employee or other service providers, except for agreements entered into with employees other than the

VPGM and Senior Management in the ordinary course of business and consistent with past practice, (iv) establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee or other service providers or (v) pay or make, or agree to pay or make, any accrual or arrangement for payment of any pension, retirement allowance, or any other employee benefit;

(H)                               except as publicly announced, or as announced to employees generally, prior to the date hereof, announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of its employees, other than routine employee terminations;

(I)                                    enter into a new line of business;

(J)                                   take any action, other than reasonable actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including procedures with respect to the payment of accounts payable and collection of accounts receivable, and the revaluation of any assets);

(K)                               make or revoke any material Tax election, agree to any audit assessment by any Tax Authority, file any income Tax Return or related estimated income Tax Return (including an amended income Tax Return) unless a copy of such income Tax Return has first been delivered to Sumitomo for its review and approval at a reasonable time prior to filing, enter into any closing agreement with any Tax Authority, settle any Tax claim or assessment relating to MSC or AMM, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to MSC or AMM;

(L)                                 pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), including any litigation, arbitration or other action, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Audited MSC Balance Sheets or Audited AMM Balance Sheets or subsequently incurred in the ordinary course of business and consistent with past practice;

(M)                            amend, modify or consent to the termination of any Scheduled Contract, AMM Contract or ASC Contract, except, in each case, pursuant to annual contract term negotiations and in the ordinary course of business and consistent with past practice;

(N)                               enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology or which restricts it or, upon completion of the Transactions, Sumitomo or any Sumitomo Affiliate, from engaging or competing in any line of business or in any location;

(O)                               enter into any lease for real property or material operating lease;

(P)                                 terminate, cancel, amend or modify any insurance coverage policy unless it is promptly replaced by a comparable amount of insurance coverage;

(Q)                               enter into or amend or otherwise modify any agreement or arrangement with Persons that are affiliates or are executive officers or directors of Apex or any Apex Affiliate;

(R)                                commence or settle any material Legal Proceeding; or

(S)                                 agree to do anything prohibited by this Section 5.1(a).

(b)                                 Any written request for consent to action in accordance with Section(s) 5.1(a)(G), (K), (L) and (M) solely, that is submitted to Sumitomo by Apex shall be deemed consented to or approved if no response is received from Sumitomo within five (5) Business Days after the submission of such request.

Section 5.2                                      Confidentiality.

(a)                                  Each of the Purchasers will treat and hold as confidential all Confidential Information, and, unless and until the Transactions shall have been consummated, the Purchasers shall not use such Confidential Information or disclose the same to others, other than counsel, accountants and other Representatives of the Purchasers engaged in connection with the Transactions, who shall be subject to this provision, except with written permission of the Sellers.

(b)                                 Each of the Sellers and their Affiliates will treat and hold as confidential all Confidential Information, and, unless and until the Transactions shall have been consummated, the Sellers shall not use such Confidential Information or disclose the same to others, other than counsel, accountants and other Representatives of the Sellers engaged in connection with the Transactions, who shall be subject to this provision, except with written permission of the Purchasers.  If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority, that Seller may disclose the Confidential Information to the Governmental Authority; provided, however, that the disclosing Person shall use its best efforts to obtain, at the reasonable request of the Purchasers, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Purchasers shall designate.

Section 5.3                                      Expenses; Transfer Taxes.  Except as otherwise specifically provided herein, all costs and expenses incurred in connection with the Transaction Documents and the transactions contemplated thereby, shall be paid by the Party incurring such expense.  For the avoidance of doubt, the Parties agree that such costs and expenses shall exclude any Taxes.  The Purchasers shall pay all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any monetary adjustments, penalties and interest), but excluding any other Taxes such as income, capital gains, profits, excise, franchise or withholding taxes (including, in each case, any monetary adjustments, penalties, and interest), incurred by the Sellers on the transfer by the Sellers to the Purchasers of the Purchased Properties and Assumed Liabilities, which Taxes shall be borne by the Sellers.

Section 5.4                                      Further Assurances.  Each of the Parties shall take all actions, and do all things, reasonably necessary, proper or advisable on its part to cooperate with the other Party and make effective the transactions contemplated by this Agreement and the Transaction Documents, including executing and delivering any and all further materials, documents and instruments as may reasonably be requested by the other Party.  Without limiting the generality of the foregoing, the Purchasers shall execute and deliver, in a form reasonably satisfactory to the Purchasers, any and all further materials, documents, and instruments, as may reasonably be requested by the Sellers to facilitate the satisfaction of the closing conditions set forth in Sections 6.2(d) and 6.2(g).  After the Closing, upon the request of the Purchasers, Reorganized Apex and the Sellers shall (i) execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by the Purchasers to effect, record or verify the transfer to, and vesting in each SC Designated Purchaser, of the Sellers’ right, title and interest in and to the Purchased Properties, free and clear of all Liens or Restrictions (other than any Lien or Restriction of the type referred to in Section 2.1(f) through Section 2.1(l)), in accordance with the terms of this Agreement; and (ii) cooperate with the Purchasers, at the Purchasers’ expense, to enforce the terms of any Contracts that constitute Purchased Assets and to contest or defend against any Legal Proceeding relating to the Transactions or to the operation of the Project before the Closing Date.  After the Closing, Reorganized Apex and the Sellers shall promptly deliver to the Purchasers (i) any mail, packages and other communications addressed to the Sellers relating to the Project, except as otherwise contemplated by the Management Services Agreement, and (ii) any cash or other property that Reorganized Apex or the Sellers receive and that properly belongs to the Purchasers, including any insurance proceeds, payments with respect to receivables, and interest payable thereon.

Section 5.5                                      Solicitation of Transactions.

(a)                                  From the date of this Agreement to the date this Agreement is terminated pursuant to Section 8.1, the Sellers shall not, and shall cause all Apex Affiliates, MSC and AMM and the Representatives of the Sellers, Apex Affiliates, MSC and AMM not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission of, or any inquiries with respect to, any Alternative Proposal by a Third Party; (ii) participate in any discussions or negotiations with a Third Party or such Third Party’s Representatives regarding, or furnish to any Third Party or Third Party Representative any information or data with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, any Alternative Proposal or any potential Alternative Proposal; or (iii) enter into any letter of intent, memorandum of understanding, acquisition agreement or other agreement, arrangement or understanding that contemplates an Alternative Proposal by such Third Party or requiring the Sellers to terminate, abandon or fail to consummate this Agreement or any of the Transactions; provided, that prior to the termination of this Agreement, the Sellers, in connection with any bona fide Alternative Proposal received by the Sellers without any violation of clause (i) above, may furnish information and data to a Third Party and such Third Party’s Representatives and take any other action referred to in clause (ii) above, if:  (A) the Board of Directors of Apex determines in good faith that the Alternative Proposal constitutes, or may lead to, a Superior Proposal; (B) Apex gives Sumitomo prompt written notice of the Sellers’ intention to furnish information or data to or to engage in negotiations or discussions with the Third Party submitting such Acquisition Proposal or such Third Party’s Representatives; (C) prior to providing any information or data to such Third Party or Third Party’s Representatives, Apex enters into a confidentiality agreement with such Third Party which shall not contain restrictions that would prevent the Sellers from complying with their disclosure obligations under this Section 5.5; and (D) the Fee Approval Motion has been approved by the Bankruptcy Court.

(b)                                 For purposes of this Agreement, a “Superior Proposal” means any bona fide written Alternative Proposal, not solicited, initiated or knowingly encouraged in violation of clause (i) of Section 5.5(a), made by a Third Party to (i) acquire, directly or indirectly, (A) all or substantially all of the MSC Acquired Shares and the AMM Acquired Quota or all or substantially all of the assets of MSC and AMM and (B) all or substantially all of the other Purchased Properties and (ii) assume the Assumed Liabilities, if and only if the Board of Directors of Apex reasonably determines (after consultation with its financial advisor) that (x) the proposed transaction would be more favorable from a financial point of view to Apex’s stockholders and/or creditors than the Transactions, taking into account at the time of such determination any changes to the terms of this Agreement that as of that time had been agreed by Sumitomo and the amount of the release, if any, of Apex and any Apex Affiliates from their obligations under the Financing Documents contemplated by such Alternative Proposal, and (y) the subject Alternative Proposal is otherwise likely to be consummated, taking into account all legal, financial, regulatory, and other aspects of the proposal and the Person making the proposal.

(c)                                  None of Apex nor any Seller shall approve any Alternative Proposal by a Third Party or cause or permit Apex or any Seller to take any action contemplated by Section 5.5(a)(iii); provided, however, notwithstanding the foregoing, Apex may, in response to a written Alternative Proposal received by the Sellers and provided, that there has been no violation of Section 5.5(a)(i) in connection with such Alternative Proposal (or any precursor or related Acquisition Proposal), take any of the actions described in the first sentence of this Section 5.5 (c) (i.e., approving an Alternative Proposal by a Third Party or taking an action described in Section 5.5(a)(iii)) (each a “Specified Action”) if, and only if:

(i)                                    the Board of Directors of Apex shall have determined in good faith (after consultation with outside legal counsel) that failing to take such Specified Action would be inconsistent with such Board’s fiduciary duties;

(ii)                                 the Board of Directors of Apex shall have determined that such Alternative Proposal constitutes a Superior Proposal (a “Designated Superior Proposal”);

(iii)                             the Board of Directors of Apex shall have provided written notice to Sumitomo that it intends to take a Specified Action in response to such Designated Superior Proposal (a “Notice of Designated Superior Proposal”), which notice shall attach the most current form or draft of any written agreement providing for the transaction contemplated by such Designated Superior Proposal; and

(iv)                             Sumitomo shall not have made, during the period commencing upon its receipt of such Notice of Designated Superior Proposal and ending seven (7) Business Days thereafter (the “Matching Period”), (x) an offer or proposal that the Board of Directors of Apex determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, is at least as favorable, from a financial point of view, to Apex as such Designated Superior Proposal and (y) an offer to pay up to US$250,000 of the documented expenses of the Person making the Designated Superior Proposal in the event that Sumitomo’s offer described in clause (x) is accepted and the Designated Superior Proposal is rejected.

During the Matching Period, Apex and its Representatives shall meet with Sumitomo and negotiate in good faith with respect to any revisions to this Agreement Sumitomo may propose.  Apex shall deliver to Sumitomo a new Notice of Designated Superior Proposal with respect to (A) each material revision or material modification to a Designated Superior Proposal that was the subject of a previous Notice of Designated Superior Proposal where such revision or modification is adverse to Apex, and (B) each other material revision or material modification to a Designated Superior Proposal that was the subject of a previous Notice of Designated Superior Proposal where such revision or modification is made during a Matching Period, and a new Matching Period shall commence for purposes of this Section 5.5(b) under either of the circumstances described in clauses (A) and (B) above at the time Sumitomo receives the new Notice of Designated Superior Proposal.  Notwithstanding anything to the contrary contained in this Agreement, none of the Sellers shall be entitled to take a Specified Action unless (x) any and all such Matching Periods have expired, (y) this Agreement has been, or concurrently is, terminated by its terms pursuant to Section 8.1(j), and (z) the Sellers have paid, or concurrently with the taking of a Specified Action, pay, the Reimbursement Amount to the Purchasers by wire transfer of immediately available funds, and confirm in a writing delivered to the Purchasers, the Sellers’ obligation to pay the Break-Up Fee in the circumstances described in Section 8.3.

(d)                                 The Sellers immediately shall, and shall cause their Representatives immediately to, cease and cause to be terminated any discussions or negotiations with any Persons that may be ongoing with respect to any Alternative Proposal existing prior to the date of this Agreement.

(e)                                  From the date of this Agreement to the date this Agreement is terminated pursuant to Section 8.1, Apex shall: (i) promptly (and in any event within 24 hours) advise Sumitomo orally and in writing of the receipt, directly or indirectly, of any Alternative Proposal or any inquiries relating to an Alternative Proposal or any request for information with respect to any Alternative Proposal, including the material terms and conditions of such Alternative Proposal and the identity of the Person making such Alternative Proposal, inquiry or request, and furnish Sumitomo a copy of any such written Alternative Proposal, inquiry or request and a copy of any information provided to or by such Person; and (ii) promptly (and in any event within 24 hours) advise Sumitomo orally and in writing of any material changes in any such Alternative Proposal, inquiry or request. Apex shall provide Sumitomo with 48 hours’ prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of Apex) of any meeting of the Board of Directors of Apex at which the Board of Directors of Apex is expected to consider any Alternative Proposal, inquiry or request or to consider providing information to any Person or group in connection with an Alternative Proposal, inquiry or request.

(f)                                    Without limiting the generality of the foregoing, the Sellers acknowledge and hereby agree that any violation of the restrictions set forth in Section 5.5(a) by any Representative of the Sellers shall be deemed to be a breach of Section 5.5(a) by the Sellers.  The Sellers shall notify their Representatives of the restrictions under Section 5.5(a) promptly after the date hereof.

Section 5.6                                      Return of ASC Bolivia L/C Collateral.  ASC Bolivia has posted US$500,000 as cash collateral to secure a letter of credit issued on behalf of ASC Bolivia in favor of Antofagasta Railway Company PLC.  Apex and Sumitomo shall take commercially reasonable efforts to have such cash collateral released and repaid to Apex at Closing, or, in lieu thereof, Sumitomo may elect to pay Apex at Closing the sum of US$500,000 (such release or payment being the “L/C Collateral Payment”).  If Sumitomo makes the L/C Collateral Payment, Apex shall assign to Sumitomo all of Apex’s right, title and interest in and to such cash collateral.

Section 5.7                                      Dissolution of ASF.  Promptly following the date hereof, Apex and Sumitomo shall take and shall cause their respective Affiliates to take the steps required to adopt and implement a plan for the liquidation and dissolution of ASF.

Section 5.8                                      Reimbursement of Apex Expenditures.  Sumitomo shall cause MSC to pay in cash within three (3) Business Days after the Closing Date, US$2,500,000, in complete satisfaction of the expenditures made by Apex or any Apex Affiliate on behalf of MSC up to the Term Sheet Date as set forth on Schedule F (“Apex Reimbursable Expenditures”).  Other than payment of the Apex Reimbursable Expenditures, Apex and any Apex Affiliate shall not demand and shall not cause MSC to pay to Apex or any Apex Affiliate any amount attributable to expenditures made by Apex or any Apex Affiliate on behalf of MSC on or prior to the Term Sheet Date.  For clarification, Apex Reimbursable Expenditures are not intended to be included in or be a part of the Deferred Management Fee Obligations, and Apex and any Apex Affiliate shall be entitled to payment of the Apex Reimbursable Expenditures notwithstanding the sale and release by the Service Company of the Deferred Management Fee Obligations. For the avoidance of doubt, MSC shall continue to pay the Management Fee Obligations and reimbursables arising in the ordinary course, from the Term Sheet Date to the Closing Date.

Section 5.9                                      Efforts to Prevent Insolvency.  To the extent within the control of Apex, Apex shall cause Apex Sweden, Apex Luxembourg, AMM, ASC Bolivia and Service Company to meet their respective obligations through the Closing Date to prevent the filing of Insolvency Proceedings.  In addition, to the extent within the control of Apex or Reorganized Apex, Apex or Reorganized Apex, as applicable, shall cause Apex Luxembourg to prevent the filing of an Insolvency Proceeding for a period of at least six (6) months and ten (10) days from the Closing Date.  Notwithstanding the foregoing, nothing shall prevent Apex, Apex Sweden, Apex Luxembourg, AMM, ASC Bolivia or Service Company from taking any actions in connection with any such filing required under applicable Law, provided that no such filing shall excuse Apex, Reorganized Apex, any Seller or any other Apex Affiliate from any of its obligations under this Agreement or any other Transaction Document.

Section 5.10                                SC Working Capital Facility.  Nothing in this Agreement shall restrict, limit or otherwise affect or alter any of SC Minerals’ rights under the Working Capital Loan Agreement to acquire additional equity securities of MSC in accordance with the terms thereof, and neither this Agreement nor any of the other Transaction Documents shall be deemed to impose any duty or obligation on SC Minerals to refrain from exercising any and all of its rights under the Working Capital Loan Agreement.

Section 5.11                                Transmission Line. The Sellers have advised the Purchasers that ASC Bolivia has been engaging in discussions regarding the acquisition of title to the Transmission Line but that such acquisition may not be completed by the Closing.  From the date hereof, the Sellers shall continue to keep the Purchasers apprised of the progress of such discussions and negotiations and shall provide the Purchasers with an opportunity to review and approve any related draft documents (such approval not to be unreasonably delayed, conditioned or withheld) and each of the Purchasers, Apex, MSC, and ASC Bolivia shall cooperate to, as promptly as practicable following the Closing, effect the transfer to MSC of all right, title, and interest in and to the Transmission Line in a manner reasonably satisfactory to MSC.

Section 5.12                                Public Announcements.  The Sellers, on the one hand, and the Purchasers, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement or the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Legal Proceedings or by obligations pursuant to any listing agreement with any national securities exchange.

Section 5.13                                Enforcement in Bolivia.  Upon reasonable request by a Party, all Parties shall fully legalize all signatures to this Agreement and any other Transaction Document in accordance with Bolivian law as promptly as practicable.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1                                      Conditions to Sumitomo’s Obligations.  The obligations of the Purchasers to purchase the Purchased Properties and to consummate the Transactions are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived (in whole or in part) by the Purchasers:

(a)                                  Closing Deliveries to Sumitomo.

(i)                                    Each of the items described as being executed and delivered by the Sellers or any other Person pursuant to Section 1.6(a), shall have been executed by the Sellers and such Person, as applicable, and delivered to the Purchasers, and the Sellers shall comply with each of their other obligations under Section 1.6(a).

(ii)                                The Sellers shall have delivered to the Purchasers copies of each of the public deeds evidencing the Governing Documents of MSC, duly certified by a notary public under Bolivian Law, together with certified copies of the registration of all such public deeds in the Registry of Commerce of Bolivia under the care of Fundempresa, each such certificate to be on or shortly prior to the Closing Date;

(iii)                             The Sellers shall have delivered to the Purchasers a copy of the registration of MSC in the Registry of Commerce of Bolivia under the care of Fundempresa with an updated certificate of commercial registration for year 2008 (certificado de actualización de matricula) issued on or shortly prior to the Closing Date by the Registry of Commerce of Bolivia under the care of Fundempresa;

(iv)                             The Sellers shall have delivered to the Purchasers a recent notarized copy of the then current articles of association (statuts coordonnés) of Apex Luxembourg on or shortly prior to the Closing Date;

(v)                                The Sellers shall have delivered to the Purchasers a copy of the articles of association (bolagsordning) of Apex Sweden, duly certified by the Swedish Companies Registration Office (Bolagsverket) on or shortly prior to the Closing Date;

(vi)                             The Sellers shall have delivered to the Purchasers copies of each of the public deeds evidencing the Governing Documents of AMM, as amended to reflect the new legislation regarding Swiss LLC’s as of January 1, 2008, duly certified by the commercial registry of the Canton of Zug and a certified copy of the extract from the commercial register of the Canton of Zug (Handelsregisteramt des Kanton Zug — Hauptregister) regarding AMM on or shortly prior to the Closing Date;

(vii)                          The Sellers shall have delivered to the Purchasers a certificate of the President and Secretary of MSC, dated as of the Closing Date, in form and substance reasonably satisfactory to Sumitomo, as to no amendments to the Governing Documents of MSC since the date specified in Section 6.1(a)(iii);

(viii)                       The Sellers shall have delivered to the Purchasers a certificate signed by a managing officer of AMM, dated as of the Closing Date, in form and substance reasonably satisfactory to Sumitomo, as to no amendments to the Governing Documents of AMM since the date of the certification specified in Section 6.1(a)(vi);

(ix)                               The Sellers shall have delivered to the Purchasers a certificate of a manager of Apex Luxembourg, dated as of the Closing Date, in form and substance reasonably satisfactory to Sumitomo, as to (i) no amendments to the Governing Documents of Apex Luxembourg since the date mentioned in Section 6.1(a)(iv), (ii) the resolutions of the managers of Apex Luxembourg authorizing the execution, delivery, and performance of the Transaction Documents to which it is a party and the Transactions; and (iii) incumbency and signatures of the managers of Apex Luxembourg executing such Transaction Documents and any other documents relating to the Transactions;

(x)                                  The Sellers shall have delivered to the Purchasers a certificate of a director of Apex Sweden, dated as of the Closing Date, in form and substance reasonably satisfactory to Sumitomo, as to (i) no amendments to the Governing Documents of Apex Sweden since the date mentioned in Section 6.1(a)(v), (ii) the resolutions of the shareholders and the board of directors of Apex Sweden authorizing the execution, delivery, and performance of the Transaction Documents to which it is a party and the Transactions; and (iii) incumbency and signatures of the directors of Apex Sweden executing such Transaction Documents and any other documents relating to the Transactions; and

(xi)                              The Sellers shall have made available and, if requested, delivered to the Purchasers’ Bolivian counsel certified copies (testimonios) of all management powers of attorney and special powers of attorney, granted by either (i) resolution of the MSC board of directors; (ii) by delegation; or (iii) by an attorney in fact pursuant to authority granted upon it, from the date hereof to the Closing Date.

(b)                                 Required Consents.  The Purchasers shall have received all Sumitomo Required Consents and all Authorizations and Governmental Approvals set forth in Section 3.2(a) of the Apex Disclosure Schedule, from the Person to whom such consent applies, in each case, in form and substance reasonably acceptable to the Purchasers.

(c)                                  Representations and Warranties. The representations and warranties of the Sellers set forth in this Agreement (a) that are qualified by materiality or Material Adverse Effect will be true and correct and (b) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality or Material Adverse Effect will be true and correct, and such representations and warranties that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, on and as of such specified date or dates).

(d)                                 Covenants and Agreements.  The Sellers shall have performed in all material respects the covenants, agreements and conditions required by this Agreement to be performed, satisfied and complied with by them hereunder on or prior to the Closing.

(e)                                  Intentionally Deleted.

(f)                                    No Bankruptcy of Apex Sweden and Apex Luxembourg.  Neither Apex Sweden nor Apex Luxembourg shall be the subject of any Insolvency Proceeding.

(g)                                 Bankruptcy Conditions.  (i) The Confirmation Order, approving this Agreement and the other Transaction Documents, authorizing Apex and Service Company to enter into and perform their respective obligations hereunder and under the other Transaction Documents, assign their right, title and interest in this Agreement to Reorganized Apex and containing the general releases contemplated hereunder, in form and substance, reasonably satisfactory to Sumitomo, shall have been entered on the Bankruptcy Court’s docket by the Clerk of the Bankruptcy Court and such order shall have become a Final Order and (ii) the conditions precedent to the occurrence of the effective date of the Plan shall have occurred.

(h)                                 Dissolution of ASF.  Either (i) the directors of ASF shall have applied to the Registrar of Companies of the Cayman Islands to have ASF struck from the registrar or (ii) Sumitomo Corporation and Apex Luxembourg shall have passed a special resolution requiring ASF to be wound up voluntarily and appointing a liquidator.

(i)                                     Cayman Insolvency Proceedings.  Apex shall have commenced a joint provisional liquidation proceeding under Cayman Law, and (i) The Grand Court of the Cayman Islands shall have made orders appointing joint provisional liquidators for Apex on terms which empower those joint provisional liquidators to approve the Transactions or to concur with actions taken by the Board of Directors of Apex to enter into the Transactions; and (ii) such joint provisional liquidators shall have granted such approval or concurrence, in writing, as applicable.

(j)                                     Expropriation and Change in Law.  Except for any such notice or threat pursuant to a Law of general applicability, neither MSC nor AMM has received written notice of, or has been threatened with, any action by any Governmental Authority as a result of any laws or legislation enacted after the date hereof and prior to the Closing Date that would require the sale, transfer, disposition, voluntary or involuntary, by way of condemnation, expropriation or otherwise, of the Mining Concessions, any portion of MSC’s or AMM’s equity capital or any material portion of MSC’s or AMM’s assets.

Section 6.2                                      Conditions to Apex’s Obligations.  The obligation of the Sellers to sell the Purchased Properties and to consummate the Transactions contemplated hereby is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived (in whole or in part) by the Sellers.

(a)                                  Closing Deliveries to the Sellers.

(i)                                    Each of the items described as being executed and/or delivered by the Purchasers pursuant to Section 1.6(b), shall have been executed by the Purchasers, as applicable, that are parties thereto and delivered to the Sellers and the Purchasers shall comply with each of their other obligations under Section 1.6(b);

(ii)                                 Sumitomo shall have delivered to Apex a certificate of the General Manager, Corporate Legal & General Affairs Department of Sumitomo, dated as of the Closing Date, in form and substance reasonably satisfactory to Apex, as to (i) the resolutions of the board of directors (or a duly authorized committee thereof) of Sumitomo authorizing the execution, delivery, and performance of this Agreement and the other Transaction Documents to which it is a party; and (ii) incumbency and signatures of the officers of Sumitomo executing such Transaction Documents and any other documents relating to the Transactions.

(iii)                             SC Minerals shall have delivered to the Sellers a certificate of a director of SC Minerals, dated as of the Closing Date, in form and substance reasonably satisfactory to the Sellers, as to (i) the resolutions of the board of directors (or a duly authorized committee thereof) of SC Minerals authorizing the execution, delivery, and performance of this Agreement and the other Transaction Documents to which it is a party; and (ii) incumbency and signatures of the directors of SC Minerals executing such Transaction Documents and any other documents relating to the Transactions.

(iv)                             Each SC Designated Purchaser shall have delivered to the Sellers a certificate of a director of such SC Designated Purchaser, dated as of the Closing Date, in form and substance reasonably satisfactory to the Sellers, as to (i) the resolutions of the board of directors (or a duly authorized committee thereof) of such SC Designated Purchaser authorizing the execution, delivery, and performance of this Agreement and the other Transaction Documents to which it is a party; and (ii) incumbency and signatures of the director of such SC Designated Purchaser executing such Transaction Documents and any other documents relating to the Transactions.

(v)                                The applicable SC Designated Purchaser shall have delivered to MSC a notice of the assignment of each Shareholder Loan.

(b)                                 Representations and Warranties. The representations and warranties of the Purchasers set forth in this Agreement (a) that are qualified by materiality or Material Adverse Effect will be true and correct and (b) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality or Material Adverse Effect will be true and correct, and such representations and warranties that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, on and as of such specified date or dates).

(c)                                  Covenants and Agreements.  The Purchasers shall have performed in all material respects the covenants, agreements and conditions required by this Agreement to be performed, satisfied and complied with by them hereunder on or prior to the Closing.

(d)                                 Required Consents. The Sellers shall have received all Apex Required Consents, in each case, in form and substance, reasonably acceptable to the Sellers.

(e)                                  Bankruptcy Condition. The Confirmation Order, in form and substance reasonably satisfactory to the Sellers shall have been entered on the Bankruptcy Court’s docket by the Clerk of the Bankruptcy Court.

(f)                                    Financing Documents. Apex and any applicable Apex Affiliate shall have received terminations and releases, in form and substance reasonably satisfactory to Apex, evidencing the termination of all of Apex’s and any Apex Affiliate’s obligations under the Financing Documents, other than any distributions to be made to the Senior Lender Group (as defined in the Common Security Agreement) under the Plan.

(g)                                 Releases of Third Party Guarantees.  Apex and any applicable Apex Affiliate shall have received either (i) terminations and releases, in form and substance reasonably satisfactory to Apex, evidencing the termination of all of Apex’s and any Apex Affiliate’s obligations under those guarantees and other obligations of Apex and any Apex Affiliate listed on Section 6.2(g) of the Apex Disclosure Schedule to the extent such guarantees and obligations relate to the business and assets of MSC, AMM or to any other Purchased Properties or (ii) an assumption by the Purchasers of the obligations of Apex and the Apex Affiliates referred to in clause (i) of this Section 6.2(g), which assumption shall be in form and substance reasonably satisfactory to Apex.

(h)                                 Receipt of L/C Collateral Payment.  Apex shall have received the L/C Collateral Payment.

(i)                                     Apex Reimbursable Expenditures.  Apex shall have been paid the Apex Reimbursable Expenditures.

(j)                                     Cayman Insolvency Proceedings.  The joint provisional liquidator appointed by The Grand Court of the Cayman Islands shall have either approved the Transactions or concurred with the actions taken by the Board of Directors of Apex to enter into the Transactions, in each case, in writing.

Section 6.3                                      Conditions to Obligations of Each Party.  The respective obligations of each Party to this Agreement to consummate the Transactions shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, which may be waived by the Purchasers or the Sellers, as applicable, in writing:

(a)                                  No Legal Impediments to Closing.  There shall not be in effect any Legal Proceeding preventing the consummation of the Transactions, seeking any Losses as a result of the Transactions, or otherwise affecting the right or ability of the Purchasers to own, operate or control the Purchased Properties, nor shall any Legal Proceeding be pending that seeks any of the foregoing.  There shall not be any Law prohibiting the Sellers from selling or the Purchasers from owning, operating or controlling the Purchased Properties, or that makes this Agreement or the consummation of any of the Transaction Documents illegal.

(b)                                 Regulatory Approvals.  Any waiting period, and any extensions thereof, applicable to the consummation of the Transactions under any applicable Law shall have expired or been terminated, and any approvals required thereunder shall have been obtained.

(c)                                  Management Services Agreement. The Management Services Agreement shall have been duly executed and delivered by each signatory thereto; provided that Apex and Sumitomo shall have finalized Schedules B, C, F and G in accordance with the provisions of the Management Services Agreement.

ARTICLE VII
SURVIVAL AND INDEMNIFICATION

Section 7.1                                      Survival.  (a) All representations and warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall terminate on the Closing Date and shall not be subject to any claim after the Closing Date, provided, however, that the representations and warranties of Apex contained in Section 2.1(f), (g), (h), (i), (j) and (k), (Ownership of Purchased Properties) and the representations and warranties contained in Section 3.1(b) and Section 3.1(d) (Capitalization) (the “Special Representations and Warranties”) will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the Parties, including as against Reorganized Apex, indefinitely ; provided, further, that the representations and warranties of Apex contained in Section 3.13 (Interested Party Transactions) will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the Parties, including as against Reorganized Apex, until the two-year anniversary of the Closing Date; provided, further, that such expiration shall not affect the rights of any Indemnified Party under this Article VII or otherwise to seek recovery for indemnifiable Losses arising out of any fraud or intentional misrepresentation by any Party until the expiration of the applicable statute of limitations.  All covenants of the Parties will survive according to their respective terms.

(b) (i) All liabilities of Reorganized Apex and the Sellers for indemnification (A) pursuant to Section 7.2(a)(i) or Section 7.2(a)(ii), shall survive indefinitely, (B) pursuant to Section 7.2(a)(iii), shall survive until the two-year anniversary of the Closing Date, (C) pursuant to Section 7.2(a)(iv), shall survive according to the respective terms of such covenant and (D) in each case, shall not be subject to objection or disallowance under Section 502(e) of the Bankruptcy Code.

(ii) All liabilities of the Purchasers for indemnification (A) pursuant to Section 7.2(b)(i), shall survive indefinitely and (B) pursuant to Section 7.2(b)(ii), shall survive according to the respective terms of such covenant.

Section 7.2                                      Indemnification.  (a) From and after the Closing Date, Reorganized Apex and the Sellers shall jointly and severally indemnify and hold harmless the Purchasers, each Sumitomo Affiliate, MSC, AMM and each of their respective Representatives (each a “Sumitomo Indemnified Party”) from any Losses arising out of or resulting from, or relating to (i) any Excluded Liabilities, (ii) any inaccuracy or breach of a Special Representations and Warranty, (iii) any inaccuracy or breach of the representations and warranties contained in Section 3.13 (Interested Party Transactions) or (iv) any breach of any covenant of Apex or any Seller in this Agreement , the Bill of Sale, the Assignment and Assumption Agreement or the AMM Assignment Agreement.

(b)                                 From and after the Closing Date, the Purchasers shall jointly and severally indemnify and hold harmless Reorganized Apex and the Sellers, and each of their respective Representatives (each an “Apex Indemnified Party”), from any Losses arising out of or resulting from, or relating to (i) any Assumed Liability or (ii) any breach of any covenant of the Purchasers in this Agreement, the Bill of Sale, the Assignment and Assumption Agreement or the AMM Assignment Agreement.

Section 7.3                                      Tax Indemnity.  From and after the Closing Date, Reorganized Apex and the Sellers shall jointly and severally indemnify and hold harmless the Purchasers, MSC and AMM from all Taxes resulting from the several liability of MSC or AMM solely by reason of either MSC or AMM having been a member of any consolidated, combined or unitary group of which Apex or an Apex Affiliate was the common parent on or prior to the Closing Date.

Section 7.4                                      Limitations on Indemnification.  Notwithstanding anything herein to the contrary, Reorganized Apex and the Sellers shall not be obligated to indemnify the Indemnified Parties under this Article VII:  (i) unless the aggregate of all Losses indemnifiable by the Sellers exceeds US$1,000,000 (the “Indemnity Basket”), in which case the Indemnified Parties shall be entitled to recover all Losses, including the amount equal to the Indemnity Basket up to a total aggregate amount of the Cash Purchase Price (the “Indemnification Cap”); provided, however, that the Indemnification Cap and the Indemnity Basket shall not apply to any of the Indemnifying Party’s indemnification obligations arising out of, relating to or resulting from the Excluded Liabilities or fraud or intentional misrepresentation by the Sellers.

Section 7.5                                      Intentionally Deleted.

Section 7.6                                      Procedures for Indemnification.

(a)                                  An Indemnified Party shall, promptly following the discovery of any matter that may give rise to any Losses, notify the Indemnifying Party in writing of its claim for indemnification for such Losses, specifying in reasonable detail the nature of such Losses and the amount of the Losses estimated to accrue therefrom; provided, however, that the Indemnified Party’s failure to so notify the Indemnifying Party shall not release the Indemnifying Party, in whole or in part, from its obligations under this Article VII, except to the extent (and solely to the extent) that the Indemnifying Party has been actually prejudiced as a result of such failure.

Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt of such request, all information and documentation reasonably requested by the Indemnifying Party with respect to such Losses.  Following notification to the Indemnifying Party pursuant to this Section 7.6, the Indemnified Party may, at the sole expense and liability of the Indemnifying Party, exercise full control of the defense, compromise, or settlement of any Legal Proceeding that may give rise to a claim for indemnification under this Article VII, unless and until the Indemnifying Party (i) delivers a written confirmation to such Indemnified Party that the indemnification provisions of this Article VII are applicable to such Legal Proceeding and that, subject to the other provisions of this Article VII, the Indemnifying Party shall indemnify such Indemnified Party in respect of such Legal Proceeding pursuant to the terms of this Article VII; (ii) notifies such Indemnified Party in writing of the Indemnifying Party’s intention to assume the defense thereof and thereafter conducts the defense actively and diligently; and (iii) retains legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Legal Proceeding.  Notwithstanding anything to the contrary in the immediately preceding sentence, the Indemnifying Party shall not have any right to assume the defense of such Legal Proceeding, if (1) such Legal Proceeding seeks an injunction or other equitable relief and not money damages only; or (2) the settlement or compromise of, or an adverse judgment with respect to, such Legal Proceeding is, in the good faith judgment of the Indemnified Party, likely to establish a precedent, custom or practice materially adverse to the continuing business interests or the reputation of the Indemnified Party.

(b)                                 The Indemnified Party and the Indemnifying Party shall use their commercially reasonable efforts to cooperate with the party assuming the defense, compromise, or settlement of any such Legal Proceeding in accordance herewith in any manner that such party may reasonably request.  If the Indemnifying Party assumes the defense of any such Legal Proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party unless (i) the Indemnifying Party has specifically agreed to pay such fees and expenses or (ii) the Indemnified Party has been advised by its counsel that there may be one or more legal defenses from claims available to it that are different from or additional to those available to the Indemnifying Party or that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such Legal Proceeding (in either of which cases the Indemnifying Party shall not have the right to direct the defense, compromise, or settlement of such Legal Proceeding on behalf of the Indemnified Party), and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party, it being understood and agreed, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party.  No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such Legal Proceeding for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, unless the Indemnifying Party fails to assume control of such Legal Proceeding in the manner provided in this Section 7.6(b).  The Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise or consent to entry of any judgment with respect to any such Legal Proceeding (i) in which any relief other than the payment of money damages is or may be sought against any Indemnified Party or (ii) that does not include as an unconditional term thereof the giving by the claimant, party conducting such investigation, plaintiff or petitioner to such Indemnified Party of a release from all Losses with respect to such Legal Proceeding.

ARTICLE VIII
TERMINATION

Section 8.1                                      Events of Termination.  This Agreement may be terminated prior to the Closing:

(a)                                  at any time by mutual written consent executed by the Sellers and the Purchasers;

(b)                                 by either the Purchasers or the Sellers if (i) the non-terminating party is in material breach of any material provision of this Agreement and such breach shall not have been cured within thirty (30) days of receipt by such party of written notice from the terminating party of such breach; and (ii) the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement;

(c)                                  by the Purchasers if the Plan Support Agreement has not been executed and delivered to Apex by the Required Lenders on or before the date hereof;

(d)                                 by the Purchasers if Apex has not commenced the Bankruptcy Case by January 12, 2009;

(e)                                  by the Purchasers if the Fee Approval Motion has not been approved by the Bankruptcy Court within ten (10) days of the Petition Date or such later date that the Bankruptcy Court holds a hearing to consider approval of the Fee Approval Motion, which shall, in no event, be later than twenty (20) days following the Petition Date;

(f)                                    by the Purchasers if the Support Motion has not been approved by the Bankruptcy Court on (i) an interim basis within ten (10) days of the Petition Date or (ii) a final basis within twenty (20) days of the Petition Date;

(g)                                 by the Purchasers if the Confirmation Order has not been entered on the Bankruptcy Court docket by March 16, 2009;

(h)                                 by the Purchasers if the Confirmation Order has not become a Final Order by March 26, 2009;

(i)                                     by either the Purchasers or the Sellers if (i) satisfaction of a closing condition of the terminating party in Article VI is impossible; and (ii) the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement;

(j)                                     by the Purchasers or the Sellers if the Sellers take a Specified Action in compliance with Section 5.5 provided, the Sellers may not terminate this Agreement pursuant to this Section 8.1(j), and any such purported termination of this Agreement by the Sellers shall be void unless the Board of Apex shall have taken such Specified Action in full compliance with the procedures specified in Section 5.5(c), and either (A) if such termination occurs on or after the Petition Date, prior to or simultaneously with such termination the Bankruptcy Court shall have approved the Fee Motion in its entirety authorizing Apex to pay the Break-Up Fee and Reimbursement Amount to Sumitomo as provided in Section 8.3, or (B) if such termination occurs prior to the Petition Date, prior to or simultaneously with such termination, the Sellers shall have paid the Reimbursement Amount to Sumitomo and confirmed in writing their obligation to pay the Break-Up Fee as provided in Section 8.3;

(k)                                  by (i) the Purchasers if (A) the Closing has not occurred on or prior to March 31, 2009 for any reason; and (B) the Purchasers are not, on the date of termination, in material breach of any material provision of this Agreement, or (ii) the Sellers if (A) the Closing has not occurred on or prior to June 30, 2009 for any reason; and (B) the Sellers are not, on the date of termination, in material breach of any material provision of this Agreement; or

(l)                                     by either the Purchasers or the Sellers if consummation of the Transactions has been prohibited by a final, non-appealable order, decree or injunction of a court of competent jurisdiction or other Governmental Authority.

Section 8.2                                      Effect of Termination or Breach.

(a)                                  Except as specifically set forth in Section 8.2(b), in the event this Agreement is terminated pursuant to Section 8.1, all obligations of the Purchasers and the Sellers under this Agreement shall terminate and there shall be no liability of the Purchasers or the Sellers to any of the other Parties, and the Purchasers or the Sellers shall bear their own expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement; provided that the foregoing shall not relieve either the Purchasers or the Sellers of Losses actually incurred by the other Parties as a result of any breach of this Agreement by such Parties.

(b)                                 If this Agreement is terminated as provided in Section 8.2(a), this Agreement shall become null and void and of no further force and effect (except for any liability of any party then in breach), except for the obligations of the Parties contained in this Section 8.2, Section 8.3 and Article IX hereof which shall survive.

Section 8.3                                      Purchaser Protections.  If this Agreement is terminated by the Purchasers pursuant to Section 8.1(b) or by either the Purchasers or the Sellers pursuant to Section 8.1(j), then the Sellers shall pay the Reimbursement Amount to the Purchasers by wire transfer of immediately available funds within two (2) Business Days of such termination.  Payment of the Reimbursement Amount shall not be deemed to be liquidated damages for any breach of any of Apex or any Seller.  If this Agreement is terminated by either the Purchasers or the Sellers pursuant to Section 8.1(j) and if the Sellers, MSC or AMM, or any of them, consummates an Alternative Transaction, then the Sellers shall promptly pay the Break-Up Fee to the Purchasers by wire transfer of immediately available funds within two (2) Business Days of the consummation of such Alternative Transaction.  The obligation of the Sellers to pay the Reimbursement Amount and/or Break-Up Fee shall be joint and several.

ARTICLE IX
MISCELLANEOUS

Section 9.1                                      Entire Agreement.  This Agreement (together with the Schedules and Exhibits annexed hereto) contains, and is intended as, a complete statement of all of the terms of the agreements among the Parties with respect to the matters provided for herein and therein, and supersede and discharge any previous agreements and understandings between the Parties with respect to those matters.

Section 9.2                                      Governing Law; Language.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WITHOUT REGARD TO ANY CHOICE OR CONFLICTS OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 9.3                                      Submission to Jurisdiction; Waiver of Jury Trial; Service of Process.

(a)                                  Each Party hereby (i) submits to the non-exclusive jurisdiction of any New York State or United States federal court located in the Borough of Manhattan, The City of New York, for the purpose of any Legal Proceeding arising out of or relating to this Agreement and the other Transaction Documents, (ii) agrees that all claims in respect of any such Legal Proceeding may be heard and determined in such courts, and (iii) irrevocably waives (to the extent permitted by applicable Law) any objection which it now or hereafter may have to the laying of venue of any such Legal Proceeding brought in any of the foregoing courts, and any objection on the ground that any such Legal Proceeding in any such court has been brought in an inconvenient forum; provided, however, that during the pendency of the Bankruptcy Case, the Bankruptcy Court shall have and retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions contemplated hereby.

(b)                                 Nothing in this Section 9.3 shall limit the right of each Party to bring any Legal Proceeding against any other Party or its property in the courts of other jurisdictions.

(c)                                  EACH PARTY HERETO HEREBY AGREES TO WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY

IN ANY LEGAL PROCEEDING OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  EACH PARTY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT IN ANY WAY LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION 9.3(C) AS TO ANY ACTION, COUNTERCLAIM, OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.  A COPY OF THIS SECTION 9.3(C) MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVER OF THE RIGHT TO TRIAL BY JURY AND CONSENT TO TRIAL BY COURT.

(d)                       Each of Apex, each Seller and each Purchaser, by the execution and delivery of this Agreement, designates and appoints CT Corporation System for a period of no less than seven (7) years as the authorized agent of each such Person upon whom process may be served in any Legal Proceeding against such Person instituted by any other such Person and based upon or arising out of this Agreement or any of the Transaction Documents, in any New York State or United States federal court located in the Borough of Manhattan, in The City of New York.  Such designations and appointments shall be irrevocable, unless and until a successor authorized agent in the County and State of New York reasonably acceptable to the Sellers in connection with any successor appointed by any of the Purchasers, and to Sumitomo in connection with any successor appointed by Apex or any of the Sellers, shall have been appointed, such successor shall have accepted such appointment, and written notice thereof shall have been given to all Parties.  Each of Apex, each Seller and each Purchaser further agrees that service of process upon its authorized agent or successor shall be deemed in every respect personal service of process upon such Person in any such Legal Proceeding.  Upon the execution and delivery of this Agreement, Apex, each Seller and each Purchaser has furnished to all Parties evidence of its appointment of CT Corporation System as such agent and evidence of full payment to CT Corporation System for its charges in respect thereof.

Section 9.4                            Headings.  The article and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

Section 9.5                            Notices.  All notices and other communications hereunder shall be in writing and shall be delivered personally, telecopied (if receipt of which is confirmed by the Person to whom sent), or sent by internationally recognized overnight delivery service to the Parties at the following addresses (or to such other Person or address for a Party as specified by such Party by like notice) (notice shall be deemed given and received upon receipt, if delivered personally, by overnight delivery service or by telecopy, or on the seventh (7th) Business Day following mailing, if mailed, except that notice of a change of address shall not be deemed given and received until actually received):

(a)	If to Apex or any of the Sellers, to them at:

c/o Apex Silver Mines Corporation
1700 Lincoln Street, Suite 3050
Denver, Colorado 80203 U.S.A.
Attention: President
Telecopier: +1 (303) 839-5907

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006 U.S.A.
Attention: Richard S. Lincer; Sean A. O’Neal
Telecopier: +1 (212) 225-3999

(b)	If to the Purchasers, to them at:

Sumitomo Corporation
8-11, Harumi, 1-chome,
Chuo-ku, Tokyo, 104-8610 Japan
Attention: General Manager of San Cristobal Project Department
Telecopier: +81-3-5166-6423

with a copy to:

Morrison & Foerster LLP
1290 Avenue of the Americas
New York, New York 10104 U.S.A.
Attention: Michael C. Graffagna
Telecopier: +1 (212) 468-7900

Section 9.6                            Severability.  If at any time any covenant or provision contained herein is deemed in a final ruling of a court or other body of competent jurisdiction to be invalid or unenforceable, such covenant or provision shall be considered divisible and such covenant or provision shall be deemed immediately amended and reformed to include only such portion of such covenant or provision as such court or other body has held to be valid and enforceable; and the Parties agree that such covenant or provision, as so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included herein.

Section 9.7                            Amendment; Waiver.  No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the Parties and designated as an amendment or modification, subject, if the Bankruptcy Case has commenced, to Bankruptcy Court approval.  No waiver by any Party of any provision of this Agreement shall be valid unless in writing and signed by the Party making such waiver and designated as a waiver.  No failure or delay by any Party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or the exercise of any other right, power, or remedy preclude any further exercise thereof or the exercise of any other right, power, or remedy.  No waiver of any provision hereof shall be construed as a waiver of any other provision.

Section 9.8                            Assignment and Binding Effect.  Except as otherwise provided for in Section 4.1(g), no Party may assign any of its rights or delegate any of its obligations under this Agreement without (a) the prior written consent of the other Parties, and (b) the complete written assumption by the assignee of all of the obligations of the assignor under this Agreement.  All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective successors and permitted assigns of the Parties.  Any purported assignment or delegation not complying with the foregoing shall be null and void.

Section 9.9                            No Benefit to Others.  Except as expressly set forth herein, the representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the Parties and their respective successors and permitted assigns, and they shall not be construed as conferring and are not intended to confer any rights, remedies, obligations, or liabilities on any other Person, unless such Person is expressly stated herein to be entitled to any such right, remedy, obligation, or liability.

Section 9.10                      Counterparts.  This Agreement may not be executed by the Parties in separate counterparts.

Section 9.11                      Rules of Construction.  The Parties agree that they have been represented by counsel during the negotiation, preparation, and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

Section 9.12                      No Partnership.  No provision of this Agreement creates a partnership or joint venture between or among the Parties or makes any Party the agent of any other Party for any purpose.  No Party has the authority or power to bind, to contract in the name of, or to create any liability for any other Party in any way or for any purpose.

Section 9.13                      Stock Purchase Agreement Not a Plan.  This Agreement does not constitute a plan of reorganization or confirmation thereof under title 11 of the United States Code.  The Transactions are not effective unless and until the Bankruptcy Court enters the Confirmation Order and such order has become a Final Order.

Section 9.14                      Interpretation.

(a)                        This Agreement has been negotiated and executed by the Parties in English.  In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall govern.  Certain Schedules and/or Exhibits to this Agreement are being executed in both English and Spanish or German.  If any doubt, misunderstanding or dispute arises in their interpretation, the English version shall govern.  In case of any enforcement action in the Republic of Bolivia, however, the official translation attained in accordance with Bolivian laws shall govern.

(b)                       Each definition used in this Agreement includes the singular and the plural, and reference to the neuter gender includes the masculine and feminine where appropriate.  The headings to the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this Agreement.  Except as otherwise stated, reference to Sections, Exhibits and Schedules means the Sections, Exhibits and Schedules of this Agreement.  The words “including” or “includes” or similar terms used herein shall be deemed to be followed by the words “without limitation,” whether or not such additional words are actually set forth herein.  Each agreement referred to herein shall mean such agreement as amended, supplemented or modified from time to time to the extent permitted by the applicable provisions thereof and hereof.  The Exhibits and Schedules hereto are hereby incorporated by reference into, and shall be deemed a part of, this Agreement, provided that no Exhibit that consists of a form of agreement or instrument shall be deemed to become effective until executed and delivered by the appropriate parties.

Section 9.15                      Specific Performance.  The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

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IN WITNESS WHEREOF, the Parties have executed this Agreement in eight (8) originals as of the date first written above.

APEX SILVER MINES LIMITED

By:	/s/ Robert P. Vogels

Its:	Vice President and Controller

APEX LUXEMBOURG S.À.R.L.

By:	/s/ Gerald Malys

Its:	Manager

APEX SILVER MINES SWEDEN AB

By:	/s/ Gerald Malys

Its:	Director

APEX SILVER MINES CORPORATION

By:	/s/ Robert P. Vogels

Its:	Vice President and Controller

ASC BOLIVIA LDC (SUCURSAL BOLIVIA)

By:	Gerald Malys

Its:

SUMITOMO CORPORATION

By:	/s/ Haruo Matsuzaki

Its:	General Manager, San Cristobal Project Department

SC MINERALS AKTIEBOLAG

By:	/s/ Haruo Matsuzaki

Its:	Vice President

Annex I

For purposes of this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the Person in question.

“Agreement” means this Purchase and Sale Agreement (including the Exhibits and Schedules attached hereto).

“Alternative Proposal” means any bona fide proposal not solicited, initiated or knowingly encouraged in violation of Section 5.5 made by a Third Party to acquire, directly or indirectly (i) from Apex and/or any Apex Affiliate any of the MSC Acquired Shares or the AMM Acquired Quota, and/or (ii) from MSC or AMM, as applicable, any of the issued and outstanding shares or quotas of MSC or AMM, as applicable, and/or (iii) from Apex, an Apex Affiliate, MSC or AMM any right, option or other instrument giving such Third Party or Third Parties the right to acquire such shares or quotas from Apex, any Apex Affiliate or from MSC or AMM, as the case may be, and/or (iv) from MSC or AMM, any material asset of MSC or AMM.

“Alternative Transaction” means any acquisition by one or more Third Parties, directly or indirectly, (i) from Apex and/or any Apex Affiliate of twenty percent (20%) or more of the MSC Acquired Shares or twenty percent (20%) or more of the AMM Acquired Quota, and/or (ii) from MSC of twenty percent (20%) or more of the issued and outstanding shares of MSC (computed after issuance) and/or (iii) from AMM of twenty percent (20%) or more of the issued and outstanding quotas of AMM (computed after issuance) and/or (iv) of a right, option or other instrument giving such Third Parties the right to acquire the shares or quotas specified in clause (i), (ii), (iii) and/or (v) of any material asset of MSC or AMM.

“AMM” has the meaning specified in Recital B.

“AMM Acquired Quota” has the meaning specified in Section 1.1(b).

“AMM Contracts” has the meaning specified in Section 3.7(c).

“AMM Management Agreement” means the Management and Services Agreement dated September 25, 2006, among AMM, ASF and Service Company.

“AMM Quotaholders Agreement” means the shareholders agreement by Apex Sweden, CMB, and AMM dated September 25, 2006.

“Apex” has the meaning specified in the preamble.

“Apex Affiliate” means any Entity Controlled by Apex not including MSC and AMM.

“Apex Convertible Senior Subordinated Notes” means Apex’s 2.875% and its 4.0% Convertible Senior Subordinated Notes due 2024.

“Apex Disclosure Bundle” means the collection of documents so named, dated the date hereof, delivered by Apex to Sumitomo.

“Apex Disclosure Schedule” means the Schedule so named and attached hereto as Schedule A.

“Apex Indemnified Parties” has the meaning specified in Section 7.2(b).

“Apex Luxembourg” has the meaning specified in the preamble.

“Apex Reimbursable Expenditures” has the meaning specified in Section 5.8.

“Apex Required Consents” has the meaning specified in Section 2.1(d).

“Apex Sweden” has the meaning specified in the preamble.

“ASC Bolivia” has the meaning specified in the preamble.

“ASC Bolivia Assets” means all right, title and interest of ASC Bolivia in, to and under (i) the Transmission Line Loan Documents, (ii) any Contract (whether oral or written) with respect to the Transmission Line, including any letter of intent, acquisition agreement or other similar Contract and (iii) all accounts receivable of ASC Bolivia existing on the Closing Date.

“ASC Contracts” has the meaning specified in Section 3.7(e).

“ASF” means Apex Silver Finance Ltd., an exempted company limited by shares organized under the Laws of the Cayman Islands, British West Indies, with its registered office at Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands, British West Indies.

“Assumed Liabilities” has the meaning specified in Section 1.1(g).

“Audited AMM Balance Sheets” has the meaning specified in Section 3.5(a).

“Audited MSC Balance Sheets” has the meaning specified in Section 3.5(a).

“Authorizations” means resolutions, approvals, or consents of third parties, creditors, shareholders, partners, and members, excluding any resolution, approval, or consent of any Governmental Authority.

“Bankruptcy Case” has the meaning specified in Recital I.

“Bankruptcy Code” has the meaning specified in Section 4.1(a).

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or such other United States federal court of competent jurisdiction with respect to the Bankruptcy Case.

“Bankruptcy Rules” has the meaning specified in Section 4.1(f).

“Bolivia” means the Republic of Bolivia.

“Bolivian Corporations Law” means the Bolivian Code of Commerce enacted by Decree Law No. 14379 of February 25, 1997.

“Break-Up Fee” has the meaning specified in Section 4.1(b).

“Bs.” means Bolivianos, the lawful currency of Bolivia.

“Business Day” means any day other than Saturday, Sunday, and a day on which banks in New York, New York, U.S.A. or Tokyo, Japan are required or permitted to close.

“Cash Purchase Price” has the meaning specified in Section 1.2.

“Causes of Action” means all claims, rights, actions, causes of action, liabilities, obligations, suits, debts, remedies, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages or judgments, whether known or unknown and whether asserted or unasserted.

“CEDEIM” means Certificado de Devolución de Impuestos as regulated under the Laws of Bolivia.

“CHF” means Swiss francs, the lawful currency of Switzerland.

“Closing” has the meaning specified in Section 1.5.

“Closing Date” has the meaning specified in Section 1.5.

“Common Security Agreement” means that certain Common Security Agreement dated as of December 1, 2005, among MSC, Apex, Apex Luxembourg, Apex Sweden, AMM, ASF, Sumitomo, SC Minerals, Comercial Metales Blancos AB, Corporacion Andina de Fomento, the Administrative Agent, Technical Agent and Collateral Agent identified therein, and the Senior Lenders and Hedge Banks referred to therein.

“Company Agreements” has the meaning specified in Section 1.6(a)(vi).

“Confidential Information” means all information and documents received from MSC or AMM or concerning the Purchased Properties, except such information used or disclosed (i) as required by applicable securities or other Laws or stock exchange rules or administrative process, (ii) as necessary to obtain the necessary Government Approvals for the Project or to obtain financing for the Project from potential lenders and providers of credit support; (iii) as necessary to comply with a court or administrative order; (iv) as necessary in connection with any litigation or arbitration arising out of or related to the Project or this Agreement; (v) as necessary to respond to an environmental emergency or other emergency that may materially and adversely affect MSC or AMM or the Project; (vi) for information (A) that was in the possession of a Party or its Affiliates prior to receipt thereof from any Representative of Apex, MSC or AMM (B) that has become known to such Party independently of any disclosure by any Representative of Apex, MSC or AMM and which has not been wrongfully disclosed to or obtained by such Party; and (vii) for information that is or becomes generally available to the public other than as a result of a breach of Section 5.2.

“Confirmation Order” has the meaning specified in Section 1.6(a)(xvii).

“Contract” means any note, bond, indenture, debenture, security agreement, trust agreement, mortgage, lease, contract, license, franchise, permit, guaranty, joint venture agreement, or other agreement, instrument, commitment, or obligation, whether oral or written.

“Control” means the ability to direct or cause the direction (whether through the ownership of voting securities, by contract, or otherwise) of the management and policies of a Person or to control (whether affirmatively or negatively and whether through the ownership of voting securities, by contract, or otherwise) the decision of such Person to engage in the particular conduct at issue.  A Person shall be rebuttably presumed to control an Entity if such Person owns, directly or indirectly through one or more intermediaries, (a) sufficient shares of stock or other equity interests of such Entity to allow such Person, under ordinary circumstances, to elect or direct the election of a majority of the members of the board of directors or other governing body of such Entity or (b) shares of stock or other equity interests of such Entity representing, in the aggregate, more than fifty percent (50%) of the aggregate outstanding economic interests in such Entity.  The term “Controlled” has a meaning correlative to that of Control.

“Current Operating Plan” means that certain San Cristóbal Program and Budget, dated November 1, 2008.

“Deferred Management Fee Obligations” means any liability or obligations of any nature due and owing by MSC as of the Closing Date under the 2006 MSC Management Agreement, which liability or obligation is outstanding by reason of a payment restriction or similar provision of the Financing Documents.

“Designated Superior Proposal” has the meaning specified in Section 5.5(c)(ii).

“Disclosure Statement” has the meaning specified in Section 4.1(a).

“Employee Benefit Plan” means any “employee benefit plans” (within the meaning of Section 3(1) of ERISA), and any other material employee benefit plan, program, or arrangement for any current or former employee, director, consultant or independent contractor, or any dependent, survivor or beneficiary (in each case, whether or not resident in the United States), with respect to any of the foregoing, which is maintained, administered or contributed to (directly or indirectly) of MSC, AMM or any ERISA Affiliate of MSC or AMM.

“Entity” means any sociedad anónima, sociedad de responsabilidad limitada, Aktiengesellshchaft, Gesellschaft mit beschränkter Haftung, privat aktiebolag, société à responsabilité limitée, corporation, exempted company limited by shares, general or limited partnership, limited liability company, joint venture, trust, association, unincorporated entity of any kind, or Governmental Authority.

“Environmental Guidelines” means the following guidelines as in effect on the date hereof applicable to the Project (referred to in the Equator Principles framework): (a) World Bank Environmental, Health and Safety Guidelines (i) Mining and Milling - Open Pit dated August 11, 1995, (ii) Pollution Abatement and Prevention Handbook 1998:  General Environmental Guidelines, (iii) Operational Policy 4.01 (Environmental Assessment), (iv) Operation Policy 4.04 (Natural Habitats), (v) Operational Policy 4.11 (Cultural Property), (vi) Pollution Abatement and Prevention Handbook 1998: Part III Project Guidelines, Monitoring and Base Metal and Iron Ore Mining, and (vii) the Reclamation and Closure Plan Section in the Knight-Piesold Environmental Assessment of the Project (Closure Plan) and (b) IFC Safeguard Policies dated September 1998.

“Environmental Laws” means any and all Bolivian Laws relating to the regulation or protection of the environment or human health or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or toxic or hazardous substances or wastes.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Entity that would be considered a single employer with MSC pursuant to Section 414(b), (c), (m) or (o) of the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

“Excluded Liabilities” has the meaning specified in Section 1.1(h).

“Existing Debt” means Indebtedness and other liabilities outstanding at any time under the Financing Documents.

“Fee Approval Motion” has the meaning specified in Section 4.1(b).

“Filing” means any written registration, declaration, application, or filing.

“Final Order” means (i) an order or judgment of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending, or (ii) in the event that an appeal, writ of certiorari, reargument, or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied, or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, that no order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024 may be filed with respect to such order.

“Financial Statements” has the meaning specified in Section 3.5(a).

“Financing Documents” has the meaning specified in the Common Security Agreement.

“GAAP” means the generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.

“Governing Documents” means the estatutos sociales, escritura de constitución social, articles or certificate of incorporation or formation or association, general or limited partnership agreement, limited liability company or operating agreement, bylaws, or other incorporation or governing documents of any Entity.

“Government Approvals” means any authorization, consent, approval, License, lease, ruling, permit, tariff, rate, certification, exemption, Filing, variance, claim, Judgment, decree, sanction, or publication of, by or with, any notice to, any declaration of or with, or any registration by or with, or any other action or deemed action by or on behalf of, any Governmental Authority.

“Governmental Authority” means any domestic or foreign national, regional, or local, court, governmental department, commission, authority, central bank, board, bureau, agency, official, or other instrumentality exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government.

“Indebtedness” means, without duplication, (a) all obligations created, issued, or incurred for borrowed money (whether by loan, the issuance and sale of debt securities, or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property form such other Person); (b) all obligations to pay the deferred purchase price or acquisition price of property or services (other than accrued expenses and trade accounts payable incurred in the ordinary course of business that are not more than 90 days past due); (c) all obligations to pay money evidenced by a note, bond, debenture, or similar instrument; (d) the principal amount of all obligations under or in respect of leases capitalized in accordance with generally accepted accounting principles as used in the U.S.; (e) all reimbursement obligations in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions; (f) all payment obligations under any hedge instrument to the extent constituting a liability under generally accepted accounting principles as used in the U.S.; and (g) all obligations of another Person of the type listed in clauses (a) through (f) of this definition, payment of which is guaranteed by or secured by Liens on the property of such Person (with respect to Liens, to the extent of the value of property pledged pursuant to such Liens if less than the amount of such obligations).

“Indemnification Cap” has the meaning specified in Section 7.4.

“Indemnified Party” means either a Sumitomo Indemnified Party or an Apex Indemnified Party, as the context requires.

“Indemnifying Party” means any party required to provide indemnification pursuant to Article VII hereof.

“Indemnity Basket” has the meaning specified in Section 7.4.

“Insolvency Proceeding” means any bankruptcy, insolvency, liquidation, company reorganization, restructuring, controlled management (gestion contrôlée), suspension of payments (sursis de paiement), scheme of arrangement (concordat), appointment of provisional liquidator, receiver or administrative receiver, notification, resolution, or petition for winding up or similar proceeding, under any applicable Law, in any jurisdiction and whether voluntary or involuntary.

“Intellectual Property Rights” means all permits, licenses, trademarks, patents or agreements with respect to the usage of technology or other intellectual property (other than those constituting Governmental Approvals and off-the-shelf commercially available software).

“Judgment” means any judgment, writ, order, decree, injunction, award, restraining order, or ruling of or by any court, judge, justice, arbitrator, or magistrate, including any bankruptcy court or judge, and any writ, order, decree, or ruling of or by any Governmental Authority.

“Knowledge” or “knowledge” means, with respect to Apex or any of the other Sellers, the actual knowledge (assuming the reasonable discharge of such Person’s professional responsibility) of Jeffrey G. Clevenger, Gerald J. Malys, Deborah J. Friedman, Robert P. Vogels, Terry L. Owen or Michael Bunch.

“Law” or “Laws” means any national, regional, or local, or any foreign, statute, law, code, ordinance, rule, regulation, resolution, Judgment, regulatory agreement with a Governmental Authority, or general principle of common or civil law or equity.

“L/C Collateral Payment” has the meaning specified in Section 5.6.

“Legal Proceeding” means any private or governmental action, suit, complaint, claim, demand, arbitration, legal, or judicial or administrative proceeding or investigation, whether civil, criminal, or of any other nature.

“Licenses” means all franchises, concessions, licenses, permits, authorizations, certificates, variances, exemptions, consents, leases, rights of way, easements, instruments, orders, and approvals issued by any Governmental Authority.

“Lien” means any (a) security agreement, conditional sale agreement, or other title retention agreement; (b) lease, consignment, or bailment given for security purposes; and (c) lien, charge, restrictive agreement, prohibition against transfer, mortgage, pledge, legal privilege, option, encumbrance, adverse interest, security interest, claim, attachment, exception to or defect in title, or other ownership interest (including reservations, rights of entry, possibilities of reverter, encroachments, easements, rights of way, restrictive covenants, leases, and Licenses granted to other Persons) of any kind, but excluding any of the foregoing created or imposed by or pursuant to this Agreement or any other Transaction Document.

“Losses” means losses, liabilities, damages, dues, deficiencies, assessments, Liens, fines, interest, penalties, including with respect to Taxes, costs, expenses, and obligations, including amounts reasonably paid in settlement, prosecuting, defending, or otherwise, and reasonable legal, accounting, experts, and other fees, costs, and expenses, in connection with claims, actions, suits, proceedings, hearings, investigations, charges, complaints, demands, injunctions, and Judgments.

“Management Fee Obligations” means any and all liability or obligations of any nature due and owing by AMM, ASF or MSC as of the Closing Date under the AMM Management Agreement or under the 2006 MSC Management Agreement, other than Deferred Management Fee Obligations.

“Management Services Agreement” means an agreement among MSC, AMM and Service Company in the form of Exhibit G hereto.

“Matching Period” has the meaning specified in Section 5.5(c)(iv).

“Material Adverse Effect” means with respect to any Person, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (a) to be materially adverse to the condition (financial or otherwise), properties, assets (including Purchased Properties), liabilities (including Assumed Liabilities), business, operations, results of operations or prospects of such Person; and (b) to prevent or materially delay consummation of the Transactions or otherwise to prevent such Person or its Affiliates from performing its obligations under this Agreement or any Transaction Document.

“Mining Concessions” means, collectively, the mining concessions listed in Section 3.3 of the Apex Disclosure Schedule.

“MSC” has the meaning specified in Recital A.

“MSC Acquired Shares” has the meaning specified in Section 1.1(a).

“MSC Shareholders Agreement” means the shareholders agreement among Apex Luxembourg, Apex Sweden, Old Metals, SC Minerals, and MSC dated September 25, 2006.

“Notice of Designated Superior Proposal” has the meaning specified in Section 5.5(c)(iii).

“Other MSC Obligations to Apex” means any and all rights related to any and all liabilities or obligations of any nature due and owing by MSC or AMM to Apex or any Apex Affiliate as of the Closing Date other than the Apex Reimbursable Expenditures and any liabilities and obligations expressly provided for in this Agreement.

“Other Property Rights” means, collectively, easements, leases, mining and civil usufructs, rights of way, surface rights, real estate other than mining concessions, and other property rights.

“Party” or “Parties” has the meaning specified in the preamble.

“Performance Security” has the meaning specified in Section 3.16.

“Permitted Liens” means, with respect to any Person, the following: (a) Liens for Taxes, assessments, or other governmental charges or levies not yet due and payable or that are being contested in good faith through appropriate proceedings diligently conducted and for which adequate reserves (as determined on the basis of generally accepted accounting principles as used in the U.S.) have been established; (b) Liens of carriers, warehousemen, mechanics, materialmen, and landlords incurred in the ordinary course of business for sums not yet due or that are being contested in good faith through appropriate proceedings diligently conducted and for which adequate reserves (as determined on the basis of generally accepted accounting principles as used in the U.S.) have been established; (c) Liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, legal privileges, leases, bank guarantees, letters of credit, and Contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds; (d) purchase money security interests or Liens on property acquired or held by the applicable Person in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property; (e) easements, restrictions, and other minor defects of title that are not, in the aggregate, material or which do not, individually or in the aggregate, materially and adversely affect the value of the property affected thereby or the use thereof for its intended purpose; and (f) Liens incurred under the Financing Documents.

“Person” means any natural person or Entity.

“Petition” has the meaning specified in Section 4.1(a).

“Petition Date” means the date of the filing of the Petition with the Bankruptcy Court.

“Plan” has the meaning specified in Recital J.

“Plan Support Agreement” has the meaning specified in Section 4.2.

“Post-Signing Returns” has the meaning specified in Section 5.1.

“Preemptive Rights” means (a) the preferred rights that the shareholders of a sociedad anónima have, pursuant to Article 255 of the Bolivian Corporations Law, entitling them to purchase newly issued shares of such sociedad anónima in accordance with their pro rata shareholding; (b) the preferred rights that the quotaholders of a Gesellschaft mit beschränkter Haftung have, pursuant to Article 787 of the Swiss Code of Obligations, entitling them to acquire a proportional increase of their quotas; and (c) the preferred rights that the shareholders of a Swedish privat aktiebolag have entitling them to purchase newly issued shares of such privat aktiebolag in accordance with their pro rata shareholding.

“Project” means the operation by MSC of the San Cristóbal open pit silver, zinc, and lead mine and processing facilities located in the Potosi Department, Bolivia, the processing of silver, zinc, and lead ores to recover silver bearing zinc, and lead concentrates, and related infrastructure (including rail transportation, power transmission, and port facilities), and the marketing and sale of the products thereof and other activities reasonably ancillary thereto.

“Purchased Assets” means the Shareholder Loans, the Deferred Management Fee Obligations, the Other MSC Obligations to Apex and the ASC Bolivia Assets.

“Purchased Equity” means the MSC Acquired Shares and the AMM Acquired Quota.

“Purchase Price” means, collectively, the consideration specified in Section 1.2 and the Assumption of the Assumed Liabilities.

“Purchased Properties” means the Purchased Equity and the Purchased Assets.

“Purchasers” have the meanings specified in the preamble.

“Reimbursement Amount” has the meaning specified in Section 4.1(b).

“Reorganized Apex” means a new subsidiary of Apex to be formed as a holding company pursuant to the Plan.

“Reorganized Apex Parent Guaranty” means an agreement of Reorganized Apex substantially in the form of Exhibit F hereto.

“Representative” means the directors, officers, employees, agents (including the financial and legal advisors) and other representatives of a Person.

“Required Lenders” has the meaning specified in Section 4.1(a).

“Required Noteholders” has the meaning specified in Section 4.1(a).

“Restriction” means, with respect to any share capital, partnership interest, membership right or membership interest in a limited liability company, or other equity interest or security, any voting or other trust or agreement, option, warrant, preemptive right (other than Preemptive Rights), right of first offer, right of first refusal, escrow arrangement, proxy, buy-sell agreement, power of attorney, or other Contract (but excluding this Agreement and the other documents relating to the Transactions), or any License that, conditionally or unconditionally, (a) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of or issue, or otherwise gives or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may give any Person the right to acquire (i) any such share capital, partnership interest, membership right or membership interest in a limited liability company, or other equity interest or security; (ii) any proceeds of, or any distributions paid or that are or may become payable with respect to, any such share capital, partnership interest, membership right or membership interest in a limited liability company, or other equity interest or security; or (iii) any interest in such share capital, partnership interest, membership right or membership interest in a limited liability company, or other equity interest or security or any such proceeds or distributions; (b) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such share capital, partnership interest, membership right or membership interest in a limited liability company, or other equity interest or security or any such proceeds or distributions; or (c) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to create a Lien or purported Lien affecting such share capital, partnership interest, membership right or membership interest in a limited liability company, or other equity interest or security, proceeds or distributions.

“Scheduled Contracts” has the meaning specified in Section 3.7(a).

“SC Minerals” has the meaning specified in the preamble.

“SC Designated Purchaser” has the meaning set forth in the preamble.

“Seller” and “Sellers” have the meanings specified in the preamble.

“Service Company” has the meaning set forth in the preamble.

“Shareholder Loans” has the meaning specified in Recital C.

“Solvent” means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital; and (f) such Person is not insolvent within the meaning of applicable Laws.

“Special Representations and Warranties” has the meaning specified in Section 7.1.

“Specified Action” has the meaning specified in Section 5.5(c).

“Subsidiary” means, with respect to any Person:

(a)                        a corporation a majority in voting power of whose share capital with voting power, under ordinary circumstances, to elect directors is, at the date of determination thereof, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, without regard to whether the voting of such share capital is subject to a voting agreement or similar Restriction,

(b)                       a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination thereof, (i) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (ii) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or

(c)                        any Entity (other than a corporation, partnership, or limited liability company) in which such Person, a Subsidiary of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) the power to elect or direct the election of a majority of the members of the governing body of such Person (whether or not such power is subject to a voting agreement or similar Restriction) or (ii) in the absence of such a governing body, at least a majority ownership interest.

“Sumitomo” has the meaning specified in the preamble.

“Sumitomo Affiliate” means any Entity Controlled by Sumitomo.

“Sumitomo Disclosure Schedule” means the Schedule so named and attached hereto as Schedule B.

“Sumitomo Indemnified Parties” has the meaning specified in Section 7.2.

“Sumitomo Required Consents” has the meaning specified in Section 2.2(d).

“Superior Proposal” has the meaning specified in Section 5.5(b).

“Support Motion” has the meaning specified in Section 4.1(c).

“Tax Authority” means any Governmental Authority of any kind with the power to impose any Tax.

“Tax” or “Taxes” means all taxes, however denominated, foreign or domestic, including any monetary adjustments, interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Tax Authority, which taxes include all income or profits taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, income withholding taxes, capital gains taxes, sales and use taxes, value added taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business or municipal license (patente municipal) taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, severance taxes, production taxes, transfer taxes, workers’ compensation, governmental charges, and other obligations of the same or of a similar nature to any of the foregoing.

“Tax Returns” means all returns, declarations, reports, forms, claims for refund, estimates, information returns, and statements and other documentation, including amendments, required to be maintained or filed with or supplied to any Tax Authority in connection with any Taxes.

“Term Sheet” means that certain term sheet dated November 13, 2008, relating to the Transactions, between Apex and Sumitomo.

“Term Sheet Date” means November 13, 2008, which is the date of the Term Sheet.

“Third Party” means any Person other than Apex, an Apex Affiliate, Sumitomo, a Sumitomo Affiliate, MSC or AMM.

“Third Party Concentrate Sales Agreements” has the meaning specified in the Common Security Agreement.

“Transaction Documents” means this Agreement, the Management Services Agreement, the Apex Required Consents, the Reorganized Apex Parent Guaranty, the Plan Support Agreement, the Plan, the Disclosure Statement, that certain Secured, Super-Priority Debtor-in-Possession Credit Agreement, by and between Apex and Sumitomo or a Sumitomo Affiliate, to be entered into in connection with the Bankruptcy Case, the Bill of Sale, the Assignment and Assumption Agreement, the AMM Assignment Agreement and any and all other documents, instruments, and agreements being or to be executed and delivered in connection with the transactions contemplated hereby (including in connection with the satisfaction of each Party’s conditions hereunder) or thereby.

“Transactions” means the transactions specified in Section 1.1.

“Transmission Line” means the electric transmission line currently owned by San Cristóbal Transportadora de Electricidad S.A. and extending from the substation at Punutuma,

located in the Quijarro Province, Potosí Department, Bolivia, to the substation at San Cristóbal silver, zinc, and lead mine located in Potosí Department, Bolivia.

“Transmission Line Loan Documents” means (a) that certain Power Line Construction and Transmission Agreement, dated as of January 14, 2005 (as amended by the First Amendment to Power Line Construction and Transmission Agreement, dated as of March 14, 2005, and as further amended by the Second Amendment to Power Line Construction and Transmission Agreement, dated as of August 29, 2005), among MSC, Ingelec S.A., Ingelec Transportadora de Electricidad S.A., Ingelec Electricity Transportation Investments, Corp., and San Cristóbal Transportadora de Electricidad, S.A.; (b) that certain Loan Agreement, dated as of April 15, 2005, between ASC Bolivia and San Cristóbal Transportadora de Electricidad, S.A.; (c) that certain Promissory Note, dated as of April 15, 2005, made by San Cristóbal Transportadora de Electricidad, S.A. in favor of ASC Bolivia; (d) that certain Escrow Agreement and Account Pledge and Security Agreement, dated as of April 15, 2005, among San Cristóbal Transportadora de Electricidad, S.A., ASC Bolivia, and Atlantic Security Bank, Cayman Islands; (e) that certain Pledge Agreement, dated as of April 15, 2005, made by Ingelec Electricity Transportation Investments, Corp., Raúl Quiroga, and Rene Fernández in favor of ASC Bolivia; (f) that certain Pledge Agreement, dated as of April 15, 2005, made by Ingelec Transportadora de Electricidad S.A. in favor of ASC Bolivia; (g) that certain Guaranty, dated as of April 15, 2005, made by Ingelec S.A., Ingelec Transportadora de Electricidad S.A., and Ingelec Electricity Transportation Investments, Corp. in favor of ASC Bolivia; and (h) a moveables pledge agreement to be entered into pursuant to the agreement referred to in clause (b) of this definition.

“2006 MSC Management Agreement” means the Amended and Restated Management and Service Agreement dated September 25, 2006, between MSC and Service Company.

“2006 PSA” means that certain Purchase and Sale Agreement dated as of September 25, 2006, among Apex, Apex Luxembourg, Apex Sweden and Sumitomo.

“U.S.” or “U.S.A.” means the United States of America.

“US$” means United States Dollars.

“Working Capital Loan Agreement” means that certain Loan Agreement, dated as of August 11, 2008, by and between Apex and SC Minerals, as amended by that certain First Amendment to Loan Agreement dated October 1, 2008, that certain Second Amendment to Loan Agreement dated October 31, 2008, that certain Third Amendment to Loan Agreement dated November 27, 2008, that certain Fourth Amendment to Loan Agreement dated December 17, 2008, and as further amended, modified, supplemented or amended and restated from time to time.